Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) treated as confidential by the Registrant.

EXECUTION VERSION

September 26, 2023

BYD ELECTRONIC (INTERNATIONAL) COMPANY LIMITED

and

JABIL CIRCUIT (SINGAPORE) PTE. LTD.

AGREEMENT

FOR THE SALE AND PURCHASE OF

SHARES IN

JUNO NEWCO TARGET HOLDCO SINGAPORE PTE. LTD.

AND CERTAIN ASSETS OF

JABIL CIRCUIT (SINGAPORE) PTE. LTD.

CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	2
2.	SALE AND PURCHASE OF THE SHARES AND SPECIFIED SINGAPORE ASSETS	16
3.	DEPOSIT AND CONSIDERATION	17
4.	CONDITIONS PRECEDENT	20
5.	PRE-CLOSING UNDERTAKINGS	22
6.	COMPLETION	35
7.	SELLER WARRANTIES	36
8.	PURCHASER WARRANTIES	37
9.	ADDITIONAL UNDERTAKINGS	37
10.	TAX MATTERS	42
11.	EMPLOYEE MATTERS	45
12.	TERMINATION	49
13.	ANNOUNCEMENTS	51
14.	CONFIDENTIALITY	51
15.	NOTICES	53
16.	ASSIGNMENT	53
17.	COSTS AND EXPENSES	54
18.	SEVERABILITY	54
19.	THIRD PARTY RIGHTS	54
20.	COUNTERPARTS	55
21.	VARIATION AND WAIVER	55
22.	ENTIRE AGREEMENT	55
23.	FURTHER ASSURANCE	56
24.	GOVERNING LAW; DISPUTE RESOLUTION	58
25.	SPECIFIC PERFORMANCE	58
26.	MISCELLANEOUS	59
SCHEDULE 1 SELLER REORGANIZATION		S-1-1
SCHEDULE 2 CONDUCT OF BUSINESS PRIOR TO CLOSING		S-2-1
SCHEDULE 3 COMPLETION		S-3-1
PART 1 ACTIONS TO BE TAKEN BY SELLER		S-3-1
PART 2 ACTIONS TO BE TAKEN BY PURCHASER		S-3-3
SCHEDULE 4 SELLER WARRANTIES		S-4-1
SCHEDULE 5 PURCHASER WARRANTIES		S-5-1
SCHEDULE 6 CLOSING STATEMENTS		S-6-1
PART 1 CERTAIN DEFINITIONS AND PRINCIPLES OF CLOSING STATEMENTS		S-6-1
PART 2 PREPARATION OF THE FINAL CLOSING STATEMENT		S-6-2
PART 3 ACCOUNTING PRINCIPLES		S-6-7
SCHEDULE 7 LIMITATION OF LIABILITIES		S-7-1
SCHEDULE 8 REORGANIZATION TAXES AND BULLETIN 7 PROCEDURES		S-8-1
SCHEDULE 9 SUBSIDY ENTITLEMENT		S-9-1

i

EXHIBIT A TRANSITION SERVICES AGREEMENT	E-A-1
EXHIBIT B IP LICENSE AGREEMENT	E-B-1
EXHIBIT C PURCHASER PARENT SHAREHOLDER APPROVAL	E-C-1
EXHIBIT D LOAN AGREEMENT	E-D-1
EXHIBIT E ESCROW AGREEMENT	E-E-1
EXHIBIT F ASSIGNMENT AND ASSUMPTION AGREEMENT	E-F-1

ii

INDEX OF DEFINED TERMS

Accounting Principles	1.1
Affiliate	1.1
Affiliate Contract	1.1
Agreement	1.1
Annual Severance Payment	11.4.3
Anti-Bribery Laws	Schedule 4
Antitrust Laws	1.1
Assignment and Assumption Agreement	2.3.3
Assumed Incentive Amount	11.3.1
Assumed Liabilities	2.3.2
Audited Entity Financial Information	Schedule 4
Basket	Schedule 7
Benchmark Time	1.1
Benefit Plan	1.1
Bulletin 7	10.8
Business	1.1
Business Day	1.1
Business Employee	1.1
Business IP	1.1
Cash	1.1
Cause	1.1
Claim	1.1
Closing	6.1
Closing Conditions	1.1
Closing Date	6.1
Closing Purchase Price	3.3
Code	1.1
Company	Recitals
Company Benefit Plan	1.1
Confidentiality Agreement	1.1
Consent	1.1
Consolidated Return	1.1
Consultation Period	Schedule 6
Contagion Event	1.1
Continuation Period	11.2.1
Contract	1.1
Copyrights	1.1
Corporate Functions	1.1
COVID-19	1.1
COVID-19 Measures	1.1
CTU	1.1
Cutoff Time	1.1
Cyber Security and Data Protection Related Laws	1.1
D&O Indemnitees	9.3.1.1
Data Room	1.1
Delayed Assets	9.5
Deposit	3.1.2.2

i

Disputed Items	Schedule 6
EGM Shareholders Approval	4.3.4
Encumbrance	1.1
Enforceability Exceptions	1.1
Environmental Law	1.1
EPZ	1.1
Escrow Agent	1.1
Escrow Agreement	1.1
Estimated Closing Statement	3.3
Exchange Act	Schedule 4
Excluded Employees	1.1
Fairly Disclosed	1.1
Final Closing Statement	Schedule 6
Final Overage	3.4.1
Final Purchase Price	Schedule 6
Final Underage	3.4.2
Financing	1.1
First Transfer	Schedule 8
Former Business Employee	1.1
GAAP	1.1
Governmental Approvals	5.8.1.1
Governmental Authority	1.1
GPW	1.1
GSW	1.1
Hazardous Materials	1.1
Hong Kong	1.1
Hong Kong Listing Rules	1.1
Hong Kong Stock Exchange	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intercompany Accounts	1.1
Investment Screening Laws	1.1
IP License Agreement	Schedule 3
Key Contracts	5.4.1
Key Customer	1.1
Key Customer Contracts	Schedule 4
Key Vendor	1.1
Key Vendor Contracts	Schedule 4
Leased Real Property	Schedule 4
Legal Requirement	1.1
Loan Agreement	1.1
Loan Documents	1.1
Losses	1.1
Material Adverse Effect	1.1
Material Contracts	Schedule 4
MOFCOM	1.1
NDRC	1.1
Net Working Capital	1.1
Net Working Capital Overage	1.1
Net Working Capital Underage	1.1

Newco Target Sub	1.1
Non-Business Evaluation Material	14.1.2
Non-Competition Period	5.7.1
Non-Solicitation Period	5.6.1
ODI Approval	1.1
OFAC	Schedule 4
OFAC Regulations	Schedule 4
Operating Companies	1.1
Order	1.1
Outside Date	12.1.4
Parties	Preamble
Party	Preamble
Patents	1.1
Permit	1.1
Permitted Encumbrances	1.1
Person	1.1
Personal Information	1.1
Personal Property Leases	Schedule 4
Post-Closing Covenant	1.1
Post-Closing Covenant Claim	1.1
Post-Closing Statement	Schedule 6
PRC	1.1
PRC Assets	Schedule 8
PRC GAAP	1.1
Pre-Closing Tax Period	1.1
Preliminary Cash	Schedule 6
Preliminary Closing Purchase Price	Schedule 6
Preliminary Indebtedness	Schedule 6
Preliminary Net Working Capital	Schedule 6
Privileged Communications	26.3.2
Proceeding	1.1
Purchase Price	3.2.5
Purchaser	Preamble
Purchaser Fundamental Warranties	1.1
Purchaser Group	1.1
Purchaser Material Adverse Effect	1.1
Purchaser Parent	Recitals
Purchaser Parent Shareholder Approval	Recitals
Purchaser Shareholder Circular	5.10.1
Purchaser Warranties	1.1
Purchaser Warranty	1.1
Purchaser’s Knowledge	1.1
Qualifying Termination	11.4.1
Real Property Leases	Schedule 4
Reference Date	Schedule 4
Related Party	1.1
Release	1.1
Relevant PRC Tax Authority	Schedule 8
Reorganization	Recitals
Reporting Agent	Schedule 8

Reporting Transactions	Schedule 8
Representatives	1.1
Required Approval	1.1
Review Period	Schedule 6
RSU Plan	1.1
SAFE	1.1
SAMR	5.8.2.3
Securities Act	1.1
Seller	Preamble
Seller Annual True-Up Payment Obligations	5.11.2
Seller Disclosure Letter	1.1
Seller Entities	1.1
Seller Fundamental Warranties	1.1
Seller Group	1.1
Seller Parent	1.1
Seller Parent Account	3.1.1
Seller Public Filings	1.1
Seller Releasee	26.2.1
Seller Reorganization Actions	Recitals
Seller Restricted Employee	5.6.1.2
Seller Trademarks	1.1
Seller Warranties	1.1
Seller Warranty	1.1
Seller’s Knowledge	1.1
Settlement Accountant	Schedule 6
Settlement Accounting Firm	Schedule 6
Settlement Date	1.1
Severance Escrow Amount	1.1
Severance Escrow Funds	1.1
Severance Escrow Period	11.4.1
Severance Payees	11.4.1
Severance Payment(s)	11.4.1
Severance Schedule	11.4.3
Shares	1.1
SICC	24.2.6
Singapore	1.1
Skadden	6.1
Software	1.1
Statement of Objections	Schedule 6
Straddle Period	1.1
Subsidiary	1.1
Target Group	1.1
Target Net Working Capital	1.1
Target Restricted Employee	5.6.1.1
Tax	1.1
Tax Authority	1.1
Tax Claim	10.8
Tax Refund	10.11
Tax Return	1.1
Tax Sharing Agreement	1.1

Tax Warranties	1.1
Third Party	19.1
Third Party Claim	Schedule 7
Trademarks	1.1
Transaction Agreements	1.1
Transaction Tax Filings	10.8
Transactions	1.1
Transfer Taxes	1.1
Transition Services Agreement	1.1
Unaudited Carve-Out Financial Information	Schedule 4
US$	1.2.13
Valuation	Schedule 8
Valuation Date	Schedule 8
Willful Breach	1.1
Wind-Down Period	9.1.2

v

THIS AGREEMENT is made on September 26, 2023,

BETWEEN:

(1)	BYD Electronic (International) Company Limited, a Hong Kong limited liability company (“Purchaser”); and

(2)	Jabil Circuit (Singapore) Pte. Ltd., a Singapore private limited company (“Seller”).

Seller and Purchaser shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

(A)

Seller holds all of the Shares (as defined below), which shares constitute all of the issued share capital of Juno Newco Target Holdco Singapore Pte. Ltd., a Singapore private company limited by shares (the “Company”) and all right, title and interest in the Specified Singapore Assets (as defined below), as of the date of this Agreement.

(B)

Prior to the Closing (as defined below), subject to the terms and conditions of this Agreement, Seller will, and will cause its Affiliates (as defined below), including the Target Group (as defined below), to, undertake the transactions and perform the actions and activities set forth on Schedule 1 (the “Seller Reorganization Actions”, and the taking of the Seller Reorganization Actions by Seller and its Affiliates, the “Reorganization”).

(C)

Following the Reorganization, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Shares and the Specified Singapore Assets on the terms and subject to the conditions of this Agreement.

(D)

Seller will, and will cause its Affiliates to, and Purchaser will, and will cause its Affiliates to, at or prior to the Closing, execute and deliver each of the other Transaction Agreements (as defined below) to which they are a party.

(E)	[***]

(F)

Simultaneously with the execution of this Agreement, BYD Company Ltd. (“Purchaser Parent”) has provided a written approval from Golden Link Worldwide Limited, a wholly-owned subsidiary of the Purchaser Parent and the entity legally and beneficially holding 65.76% of the issued share capital of Purchaser, approving the Transactions pursuant to and in accordance with Rule 14.44 of the Hong Kong Listing Rules, which is attached as Exhibit C hereto (the “Purchaser Parent Shareholder Approval”).

(G)	Simultaneously with the execution of this Agreement, Purchaser Parent, Purchaser and Seller have entered into the Loan Agreement (as defined below), which is attached as Exhibit D hereto;

(H)	The Parties hereto desire to make certain warranties, covenants, undertakings and agreements in connection with this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Accounting Principles” shall mean the accounting principles, policies, treatments, categorizations, practices, methods, bases and estimation techniques set forth on Part 3 of Schedule 6 attached hereto.

“Affiliate” as to any Person, shall mean any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of equity interests, by contract or otherwise. The Target Group shall be deemed, for purposes of this Agreement, Affiliates of Seller prior to the Closing and Affiliates of Purchaser from and after the Closing.

“Affiliate Contract” shall mean any Contract between any member of the Seller Group, on the one hand, and any member of the Target Group, on the other hand, other than any Transaction Agreement, any Contracts in connection with the Reorganization to the extent such Contract cannot be terminated due to any Seller Reorganization Actions not being completed at such time or that are not substantially performed or discharged at Closing, or any ordinary course of business Contracts between the Target Group and the Seller Group.

“Agreement” shall mean this agreement for the sale and purchase of Shares in the Company (including the Seller Disclosure Letter and all other Schedules and Exhibits attached hereto), as it may be amended, restated or otherwise modified from time to time.

“Antitrust Laws” shall mean any Legal Requirements applicable to Purchaser, Seller or the Company under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benchmark Time” shall mean immediately prior to Closing.

“Benefit Plan” shall mean each material (a) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement and (b) employment or other similar individual agreement, plan, policy, arrangement or program, in each case, other than any of the foregoing that is required to be maintained by a Governmental Authority.

“Bulletin 7 Taxes” shall mean any Taxes of Seller which arise under Bulletin 7 as a result of the sale and purchase of the Shares pursuant to Clause 2.1.

“Business” shall mean (a) the product manufacturing business in Chengdu, including its supporting component manufacturing and Wuxi metal [***] processing capabilities for [***] for [***] devices [***] and (b) solely to the extent related to the activities described in clause (a), Seller’s relationship with [***] of the Business, including related goodwill, strategic capabilities and other intangible assets, [***] (the items set forth in this clause (b) collectively, the “Specified Singapore Assets”); provided that the “Business” shall exclude general corporate functions, in each case, provided by the Seller Group either directly or indirectly as of immediately prior to the Closing including certain information technology, human resources, finance, tax, legal and other ancillary or corporate shared services provided by Seller or its Subsidiaries or other corporate centralized functional organizations within or controlled by Seller or its Subsidiaries (the “Corporate Functions”) and the Excluded Employees.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required to be closed in either (i) New York, New York, (ii) St. Petersburg, Florida, (iii) Hong Kong or (iv) Shenzhen, the PRC.

“Business Employee” shall mean each employee employed by any member of the Seller Group or Target Group who is either: (a) exclusively or primarily engaged in the Business or (b) necessary for the ongoing operation of the Business following the Closing, in each case, as determined by Seller in good faith and regardless of whether any such employee is actively at work as of the Closing as a result of disability or illness, an approved leave of absence, vacation, personal day or similar short- or long-term absence, as of the date hereof or on the Closing, other than the Excluded Employees.

“Business IP” shall mean, to the extent owned or controlled by the Seller Group, as of the date of this Agreement, any and all material Intellectual Property used in, and necessary for, the operation of the Business, other than the Seller Trademarks.

“Cash” shall mean, as of the time of determination, an amount equal to, without duplication, the aggregate amount of all cash of any kind (including amounts held in escrow, bank deposits, security or similar deposits other than any security deposits or escrowed amounts located outside of the PRC, Hong Kong and Singapore), cash equivalents and short-term marketable investments of the Company (including the amounts of any received but uncleared checks, drafts, wires and credit card payments and reduced by the amounts of any issued but uncleared checks, drafts, wires and credit card payments), in each case, determined in accordance with the Accounting Principles, provided that Cash shall not include estimated or overpaid Taxes or Tax refunds to the extent included as a current asset in the determination of Net Working Capital.

“Cause” shall have the meaning given in Clause 11.4.1.

“Claim” shall mean any claim, dispute, suit, action or other Proceeding (including non-contractual claims, disputes, suits, actions or other Proceedings) made by or on behalf of Purchaser (as the case may be) arising out of, related to or otherwise in connection with this Agreement or its subject matter (including any other agreement, certificate or other document executed in connection herewith) or the Transactions, howsoever arising.

“Closing Conditions” shall mean the conditions precedent to Closing set out in Clauses 4.1, 4.2 and 4.3.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Benefit Plan” shall mean each Benefit Plan (a) that is sponsored, maintained or contributed to by the Target Group, (b) with respect to which the Target Group has any liability, or (c) that is sponsored or maintained by Seller or any of its Affiliates (other than the Target Group) and solely covers Business Employees or Former Business Employees.

“Confidentiality Agreement” shall mean the mutual non-disclosure agreement between Jabil Inc. and Purchaser, dated February 15, 2023, and the clean team confidentiality agreement between Jabil Inc. and Purchaser, dated July 8, 2023.

“Consent” shall mean any consent, approval, authorization or waiver.

“Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“Contagion Event” shall mean the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contract” shall mean any agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature which in any such case is legally binding, whether written or oral and whether express or implied.

“Covered Excluded Tax” shall mean any Excluded Tax described in item (ii) and (iii) of the definition of Excluded Tax.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any future resurgence, variants, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any commercially reasonable actions that any member of the Seller Group or the Target Group reasonably determines are necessary or prudent for the Business to take in connection with (a) events surrounding any pandemic or public health emergency caused by COVID-19, (b) mitigating the adverse effects of such events, pandemic or public health emergency on the Business and (c) protecting the health and safety of customers, employees and other business relationships to ensure compliance with any law, guidelines, recommendations or restrictions imposed by the National Health Commission of the PRC or other Governmental Authorities in the applicable jurisdiction where the Business is conducted.

“CTU” shall mean Jabil Technology (Chengdu) Co., Ltd. (捷普科技(成都)有限公司).

“Cyber Security and Data Protection Related Laws” means any Legal Requirements relating to cyber security, Personal Information protection and data security, in each case, to the extent applicable to the Business and conduct by any member of the Target Group, including but not limited to applicable PRC Legal Requirements and national binding standards relating to cyber security, Personal Information protection, the Personal Data Protection Act of Singapore, and any other applicable Legal Requirements relating to cyber security and data protection in any other country.

“Data Room” shall mean the virtual “Zeus” data room, hosted by SmartRoom, comprising the documents and other information relating to the Target Group made available to Purchaser (and/or its Representatives) before 11:59 p.m. September 16, 2023 (the “Cutoff Time”) and as listed in the data room index attached to the Seller Disclosure Letter and as contained in the Q&A document attached to the Seller Disclosure Letter, the contents of which: (i) (with respect to all content other than the content in Folder 12 “Clean Room”) have been downloaded and recorded in a flash memory drive which shall be delivered to the Purchaser within ten (10) Business Days following the date of this Agreement, and (ii) (with respect to the content in Folder 12 “Clean Room”) have been downloaded and recorded in a flash memory drive which shall be delivered to the Purchaser within ten (10) Business Days following the Closing Date, in each case accompanied by a letter from SmartRoom confirming that the respective flash drives duly include all the contents required to be included pursuant hereto.

“Encumbrance” shall mean any lien, pledge, claim, charge, mortgage or security interest, including any easement, hypothecation and binding agreement, arrangement or obligation to create any of the foregoing, including without limitation, anything analogous to any of the foregoing under any applicable Legal Requirements.

“Enforceability Exceptions” shall mean the effect on enforceability of (a) any applicable Legal Requirement relating to bankruptcy, reorganization, insolvency, moratorium, or similar Legal Requirement relating to or affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” shall mean any applicable Legal Requirement relating to (a) the protection of the environment and pollution, (b) the protection of human health or safety (as such matters relate to Hazardous Materials), (c) the environment (including natural resource restoration and natural resource damages), or (d) the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“EPZ” shall mean Jabil GP Precision Electronics (Wuxi) Co., Ltd. (捷普绿点精密电子(无锡)有限公司).

“Escrow Agent” shall mean Citibank, N.A.

“Escrow Agreement” shall mean an escrow agreement to be entered into by Purchaser, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit E.

“Excluded Employees” shall mean those individuals set forth on Section 1.1 of the Seller Disclosure Letter.

“Excluded Taxes” shall mean (i) any Taxes of any member of the Target Group with respect to any Pre-Closing Tax Period, (ii) any Reorganization Taxes, (iii) any Bulletin 7 Taxes, and (iv) any Transfer Tax for which Seller is responsible under Clause 10.3.

“Fairly Disclosed” shall mean a fact, matter or circumstance on or relating to which reasonably sufficient information has been disclosed to allow a sophisticated investor, experienced in transactions of the nature contemplated by this Agreement with the benefit of the advice of its professional advisors, to identify or otherwise determine the substance and significance of the fact, matter or circumstance.

“Financing” shall mean the debt financing to be provided to Purchaser by Purchaser Parent pursuant to the Loan Agreement in the amount set forth therein in connection with the financing of the transactions contemplated by this Agreement.

“Former Business Employee” shall mean each individual who would have qualified as a Business Employee had such individual been an employee of any member of the Seller Group or Target Group, but whose employment with any member of the Seller Group or Target Group terminated for any reason prior to the Closing.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“Governmental Authority” shall mean any national, federal, state or local or any supra-national government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, in each case, exercising executive, legislative, judicial, regulatory, taxing or administrative functions, other than such Governmental Authority acting solely in its capacity as a landlord or sublandlord (or similar capacity) to any Real Property Leases.

“GPW” shall mean Green Point Technology (Wuxi) Co. Ltd (绿点科技(无锡)有限公司).

“GSW” shall mean Green Point (Wuxi) Electronic Technology Co. Ltd. (绿兴(无锡)电子科技有限公司).

“Hazardous Materials” shall mean (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated byphenyls and (b) any chemical, material, waste or substance defined or regulated as hazardous, toxic, a pollutant or a contaminant under any applicable Environmental Law.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Listing Rules” shall mean The Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

“Hong Kong Stock Exchange” shall mean The Stock Exchange of Hong Kong Limited.

“Indebtedness” shall mean, without duplication with respect to the Target Group: (a) the unpaid principal amount of and accrued interest, premiums, penalties and other fees, and expenses (if any) in respect of indebtedness for borrowed money, (b) other indebtedness obligations that are evidenced by any loan agreement, note, bond, draft, mortgage, debenture, debt security or similar debt instrument (excluding performance guarantees and similar bonds), (c) letters of credit solely to the extent drawn, (d) all obligations owed under any finance leases (including, without limitation, equipment leases) that are required to be capitalized in accordance with the Accounting Principles, (e) unpaid principal amount of construction fees and performance security deposits under any ongoing construction projects, and any accrued interest, premiums, penalties and other fees and expenses thereof, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any member of the Target Group, (g) any corporate income Taxes that are due and payable and remain unpaid as of immediately prior to the Closing and any accrued unpaid corporate income Taxes for any Pre-Closing Tax Period that are due after the Closing, calculated consistently with Clause 10.5 (Straddle Tax Periods), and (h) any guarantee by the Target Group of obligations of the types described in the foregoing clauses (a) through (g) provided that in no event will Indebtedness include: (w) any undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (x) amounts owed to Seller or any of its Affiliates pursuant to arm’s-length commercial agreements or arrangements entered into with any member of the Target Group, including this Agreement or any other Transaction Agreement, (y) trade payables and accruals or (z) any Taxes not described in clause (g) above. Indebtedness shall not include (A) any fees or expenses of, or expenses initiated at the request of, Purchaser or any of its Affiliates, whether related to their respective financing activities, the Transactions or otherwise or (B) any amount to the extent that it is included as a current liability in the determination of Net Working Capital as of the Benchmark Time in accordance with the applicable terms of this Agreement (including the Accounting Principles).

“Intellectual Property” shall mean all: (a) patents, patent applications, and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions, and reexaminations (“Patents”), (b) trade secrets and other confidential know-how, information, ideas, inventions, proprietary processes, formulae, models, and methodologies, (c) trademarks, service marks, trade names, brand names, logos, trade dress, Internet domain names, and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing (“Trademarks”), and (d) copyrights and copyrightable subject matter (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”).

“Intercompany Accounts” shall mean any intercompany account or obligation between or among a member of the Seller Group, on the one hand, and a member of the Target Group, on the other hand (in each case, other than trade payables and accruals in the ordinary course of business and excluding any obligations owed in connection with any Transaction Agreement, any Contracts in connection with the Reorganization to the extent such Contract cannot be terminated due to any Seller Reorganization Actions not being completed at such time or that are not substantially performed or discharged at Closing, or any ordinary course of business Contracts between the Target Group and Seller Group).

“Investment Screening Laws” shall mean any applicable Legal Requirements (whether in the United States, PRC (including Hong Kong and Macao), Singapore or other applicable jurisdictions) intended to screen, prohibit or regulate foreign investments on public interest or national security grounds.

“Key Customer” shall mean each of the top two (2) customers of the Business who receive services of the Business through Contracts directly with a member of the Seller Group or the Target Group, determined on the basis of aggregate revenue of the Business for the twelve (12) month period ended August 31, 2023, as set forth on Section 1.1(a) of the Seller Disclosure Letter.

“Key Vendor” shall mean each of the top ten (10) vendors of the Business who provide goods or services to the Business through a Contract with a member of the Seller Group or the Target Group, determined on the basis of the aggregate spend of the Business for the twelve (12) month period ended August 31, 2022 and contingent labor vendors, as set forth on Section 1.1(b) of the Seller Disclosure Letter.

“Legal Requirement” shall mean any statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.

“Loan Agreement” shall mean the loan agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof), by and among Purchaser, Seller and Purchaser Parent for the purpose of providing, on the terms and subject to the conditions contained therein, the Financing.

“Loan Documents” shall mean the Loan Agreement and any documentation related thereto and required to be delivered under or in connection with the Loan Agreement.

“Losses” shall mean all losses, damages, costs, expenses and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

“Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Target Group, taken as a whole; provided, however, that no event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), including (i) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (ii) changes in any financial, debt, credit, capital or banking markets or conditions, including any general increase in operating costs or capital expenses (including any disruption thereof), and (iii) changes in interest, currency or exchange rates or tariffs or any trade wars, (b) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide, other natural disaster, any Contagion Event or other public health emergencies and any other force majeure events, (c) changes in Legal Requirements or standards, interpretations or enforcement thereof, (d) changes in GAAP, PRC GAAP or other accounting practices, policies or requirements, or standards, interpretations or enforcement thereof, (e) changes generally affecting the industries in which the Business operates, (f) the failure of the Business to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period, (g) any effect resulting from the pendency, announcement or consummation of the Transactions or compliance with the terms of this Agreement or the other Transaction Agreements, including any breach by Purchaser of any of its obligations under this Agreement or the other Transaction Agreements or the identity of Purchaser or its Affiliates, (h) the effect of any action taken or refraining from acting by Purchaser with respect to the Business, the Company or the Transactions, including any communication or disclosure by Purchaser or any of its Affiliates of its plans or intentions with respect to the Business or the Company, including Losses or threatened Losses of, or any adverse change in the relationship with, employees, customers, suppliers, vendors, resellers, distributors, financing sources, licensors, licensees, Governmental Authorities or others having relationships with the Business, (i) the effect of any event or action taken or omission to act by Seller or its Affiliates contemplated by this Agreement or with the consent (or at the request) of Purchaser, (j) any matter or item disclosed in the Seller Disclosure Letter or Fairly Disclosed in the Data Room, (k) the initiation of a Proceeding by any Person with respect to this Agreement or any of the Transactions, or (l) the effect of any COVID-19 Measure; provided that to the extent that any event in the foregoing clauses (a), (b) and (e) materially and disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Business operates, then the incremental effect of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“MOFCOM” shall mean the Ministry of Commerce or its competent local counterparts.

“NDRC” shall mean National Development and Reform Commission of the PRC or its competent local counterparts.

“Net Working Capital” shall have the meaning set forth in the Accounting Principles.

“Net Working Capital Overage” shall mean the amount, if any, by which Net Working Capital as of the Benchmark Time is greater than Target Net Working Capital.

“Net Working Capital Underage” shall mean the amount, if any, by which Net Working Capital as of the Benchmark Time is less than Target Net Working Capital.

“Newco Target Sub” shall mean a wholly foreign owned enterprise organized under the laws of the PRC and a wholly owned subsidiary of the Company.

“ODI Approval” shall mean, if applicable and required by the Legal Requirements, all consents, approvals, registrations, reports, qualifications, or filings by or with any PRC Governmental Authority or an authorized bank that are required to be obtained by Purchaser Parent or Purchaser in relation to its outbound direct investment in and acquisition of the Company, including (i) filing or approval by, or report to the National Development and Reform Commission or its local counterparts and filing or approval by, or report to the Ministry of Commerce or its local counterparts; and (ii) foreign exchange registration at an authorized bank.

“Operating Companies” shall mean (a) Jabil Technology (Chengdu) Co. Ltd., (b) Green Point (Wuxi) Electronic Technology Co., Ltd., (c) Jabil Green Point Precision Electronics (Wuxi) Co. Ltd, (d) Green Point Technology (Wuxi) Co. Ltd. and (e) Newco Target Sub.

“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Permit” shall mean any permit, approval license, registration, concession, grant, franchise, certificate, exemption, waiver, order, report, and other filings or authorizations (including construction or project completion permits) issued or required by any Governmental Authority under any applicable Legal Requirement.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments or other governmental charges or levies not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings or which adequate reserves have been established in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Encumbrances imposed or permitted by Legal Requirements in the ordinary course of business, (c) Encumbrances or other matters of record that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the Business as conducted thereon as of the date of this Agreement; (d) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Authority having jurisdiction over such assets; (e) Encumbrances imposed on the underlying fee interest (or any other superior interest) of any real property; (f) rights, terms or conditions of any Material Contract; (g) licenses of, covenants not to sue under, and other grants of rights to use or obligations with respect to Intellectual Property; and (h) those Encumbrances set forth on Section 1.1(c) of the Seller Disclosure Letter; provided that the Encumbrances in the foregoing (d) and (e) shall not, individually or in the aggregate, materially interfere with the continued use or operation of any real property or tangible personal property, as used or operated by the Seller Group in the Business as currently conducted as of the date of this Agreement.

“Person” shall mean any individual, firm, corporation (including any non-profit corporation), association, organization, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including a Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing to the extent not prohibited by this Agreement.

“Personal Information” means any information that is recorded electronically or in any other way that could identify a specific natural person, either by its own or in combination with other information.

“Post-Closing Covenant” shall mean any covenant or agreement contained in this Agreement and required by this Agreement to be performed or complied with after the Closing.

“Post-Closing Covenant Claim” shall mean any Claim for breach or violation of a Post-Closing Covenant.

“PRC” shall mean the People’s Republic of China, excluding, solely for the purposes of this Agreement (unless otherwise expressly stated), Hong Kong, the Macao Special Administrative Region and Taiwan.

“PRC GAAP” shall mean generally accepted accounting principles in the PRC in effect from time to time, consistently applied.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, non-routine audit or investigation or other similar proceeding (whether civil or criminal) by or before any Governmental Authority.

“Purchaser Fundamental Warranties” shall mean the Purchaser Warranties set forth in paragraph 1 (Authority; Enforceability); paragraph 3 (Organization); and paragraph 6 (Brokers) of Schedule 5.

“Purchaser Group” shall mean Purchaser Parent, Purchaser and their respective Subsidiaries.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to, individually or in the aggregate, materially impact the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the Transactions.

“Purchaser’s Knowledge” and similar phrases shall mean the actual knowledge of the following individuals after due inquiry of the respective direct reports of such individuals: Qian Li; Chufan Shao; Yan Zhang; and Hui Liu.

“Purchaser Warranties” shall mean Purchaser’s warranties contained in Schedule 5, and “Purchaser Warranty” means any one of them.

“Related Party” with respect to any specified Person from time to time, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past two (2) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clauses (i) and (ii); or (iv) any other Person who holds, directly or indirectly, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Reorganization” shall have the meaning given in Recital (B).

“Reorganization Taxes” shall mean any Taxes and the fees of any Governmental Authority arising as a result of the Reorganization or performance of the Seller Reorganization Actions.

“Representatives” shall mean, with respect to any Person, officers, directors, employees, principals, partners, members, managers, attorneys, accountants, agents, consultants, financial or other advisors, authorized representatives and Subsidiaries of such Person.

“Required Approval” shall mean each Governmental Approval set forth on Section 4.3 of the Seller Disclosure Letter.

“RSU Plans” shall mean the Jabil Inc. 2021 Equity Incentive Plan, the Jabil Inc. Long-Term Incentive Plan and applicable award agreements pursuant to which certain Business Employees have been granted equity awards in Jabil Inc. (including time-based restricted stock units, performance-based restricted stock units and phantom awards).

“SAFE” shall mean State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Seller Disclosure Letter” shall mean the disclosure letter dated as of the date of this Agreement and delivered by Seller to Purchaser in connection with the execution of this Agreement.

“Seller Entities” shall mean Seller, Jabil Circuit Investment (China) Co. Ltd., Green Point (Suzhou) Technology Co., Ltd., Taiwan Green Point Enterprises Co. Ltd., Green Prosperity Co., Ltd and each of their respective Subsidiaries, as applicable.

“Seller Fundamental Warranties” shall mean the Seller Warranties set forth in paragraph 1 (Authority; Enforceability); paragraph 3 (Organization; Company); paragraph 4 (Title; Shares); and paragraph 24 (Brokers) of Schedule 4.

“Seller Group” shall mean Jabil Inc. and its Subsidiaries (other than the Target Group).

“Seller Parent” shall mean Jabil Inc.

“Seller Public Filings” shall mean all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents (excluding risk factors, forward-looking statements and similar parts contained therein) filed with the U.S. Securities Exchange Commission by Jabil Inc. under the Securities Act or the Exchange Act, as the case may be.

“Seller Trademarks” shall mean the Trademarks owned by the Seller Group, and any Trademarks related thereto or containing or comprising any of the foregoing.

“Seller Warranties” shall mean Seller’s warranties contained in Schedule 4, and “Seller Warranty” means any one of them.

“Seller’s Knowledge” and similar phrases shall mean the actual knowledge of the individuals set forth on Section 1.1(c) of the Seller Disclosure Letter after due inquiry of the respective direct reports of such individuals.

“Settlement Date” shall mean the date on which the Final Closing Statement becomes final and binding pursuant to Clause 4 and Schedule 6.

“Severance Escrow Amount” shall mean US$40,000,000.

“Severance Escrow Funds” shall mean the Severance Escrow Amount deposited with the Escrow Agent, as such sum may be decreased as provided in this Agreement and in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Shares” shall mean one ordinary share of the Company.

“Singapore” shall mean the Republic of Singapore.

“Software” shall mean all proprietary rights in computer software and applications, including source code, object code, algorithms, software development tools, display screens, and data formats.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, whether incorporated or unincorporated, any other Person of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided that from and after the Closing, the Company shall not be considered a Subsidiary of Seller or any of its Affiliates.

“Subsidy Entitlement” shall mean any subsidy entitlement of the Target Group disclosed in Schedule 9.

“Target Group” shall mean the Company, Newco Target Sub and each of the Operating Companies.

“Target Net Working Capital” shall mean US$200,000,000.

“Tax” shall mean all forms of taxation imposed by any Tax Authority of any kind arising in any part of the world, together with any interest, penalties, and additions to tax, including: (i) all federal, state, local or other net income, gross income, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, escheat, unclaimed property, employment, excise, severance, occupation, premium or windfall profit taxes, property, stamp duty, customs and other import or export duties, estimated and other taxes, fees, assessments or charges of any kind whatsoever; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax-sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Claim” shall have the meaning given in Clause 10.8.

“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreement” shall mean any Tax sharing, Tax allocation, Tax indemnity, Tax gross-up or similar agreement or arrangement (other than an agreement or arrangement solely between or among members of the Target Group or any commercial agreement or arrangement entered into in the Ordinary Course containing customary Tax allocation or gross-up provisions).

“Tax Warranties” shall mean the warranties set out in paragraph 20 of Schedule 4.

“Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, the IP License Agreement, the Loan Agreement, Assignment and Assumption Agreement and the Escrow Agreement, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization.

“Transfer Taxes” shall mean any sales, use, stock transfer, real property transfer, transfer, indirect transfer, goods and services, value-added, stamp, registration, documentary, conveyancing, recording or similar duties or Taxes (excluding any Taxes levied upon or measured in whole or in part by reference to gross receipts or net income, and any franchise Taxes), together with any interest thereon, and any penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

“Transition Services Agreement” shall mean a transition services agreement substantially in the form attached hereto as Exhibit A to be entered into by and between Purchaser, Seller and the Company at the Closing, pursuant to which Seller shall provide to Purchaser and Company and their Subsidiaries and Affiliates (to the extent they are a “Recipient” as defined therein) certain services on a transitional basis.

“Willful Breach” shall mean: (a) an action or failure to act by one of the parties hereto that constitutes a material breach or violation of this Agreement, and was taken or occurred with such party’s knowledge or intention that such action or failure to act constituted a material breach or violation of this Agreement, and such breach or violation: (i) resulted in, or contributed to, the failure of any of the Closing Conditions to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Clause 3.1, or (b) the failure of Purchaser to deliver the full consideration payable pursuant to Clause 3 at the time the Closing is required to occur pursuant to Clause 3.1.

1.2	Interpretations. In this Agreement, unless the context otherwise requires:

1.2.1

references to Clauses, paragraphs and Schedules are to Clauses and paragraphs of, and the Schedules and the Exhibits to, this Agreement, and a reference in a Schedule to a paragraph is a reference to a paragraph in that Schedule (or part thereof) in which the reference appears;

1.2.2	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.3	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

1.2.4	a reference to a time of the day is to Hong Kong time;

1.2.5	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.6

a reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates the Hong Kong legal term in that jurisdiction and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.2.7	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.8	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

1.2.9	unless expressly stated to the contrary in this Agreement, any reference to (or requirement for) the execution of a document by a person includes execution on behalf of that person;

1.2.10

a reference to this Agreement (or to any specified provision of this Agreement) or a reference to any other document herein is to this Agreement (or provision) or such document, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.2.11	headings and the table of contents are included in this Agreement for convenience only and do not affect its interpretation;

1.2.12

in construing this Agreement, the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular examples; and the words “including” or “includes” or similar derivations of such words are deemed to be followed by the words “without limitation”;

1.2.13	a reference to “dollars” or “US$” shall be construed as a reference to the lawful currency for the time being of the United States of America;

1.2.14	“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

1.2.15	the word “or” is not exclusive;

1.2.16	the words “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement including the Schedules and Exhibits hereto;

1.2.17	the word “any” means “any and all”;

1.2.18	the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; and

1.2.19

if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

1.3

No Presumption against Drafting Party. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favor or against any Party based on its or its Representatives’ authorship or drafting of any provisions.

2.	SALE AND PURCHASE OF THE SHARES AND SPECIFIED SINGAPORE ASSETS

2.1

Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, and Purchaser shall purchase from Seller, the Shares free and clear of all Encumbrances (other than Encumbrances arising under securities laws to the extent applicable), together with all rights attaching to them as at Closing, including the right to receive all dividends, return of capital or any other distributions declared, made or paid with effect from and after Closing.

2.2

Waiver of Transfer Restrictions. Seller irrevocably and unconditionally, effective on Closing, waives all rights it may have over any of the Shares including any right of pre-emption, right of redemption or other restriction on transfer in respect of the Shares conferred on Seller under the Articles of Association of the Company or otherwise.

2.3	Sale and Purchase of the Specified Singapore Assets.

2.3.1

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser or its designee, and Purchaser shall acquire and accept from Seller, all of Seller’s right, title and interest in and to the Specified Singapore Assets as they exist at the Closing, free and clear of all Encumbrances.

2.3.2

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all liabilities arising out of or resulting from the Specified Singapore Assets from and after the Closing (the “Assumed Liabilities”).

2.3.3

The right, title and interest in and to the Specified Singapore Assets referred to in Clause 2.3.1 shall be sold, assigned, transferred, conveyed and delivered, pursuant to an assignment and assumption agreement, in substantially the same form as Exhibit F hereto (the “Assignment and Assumption Agreement”), and any such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Specified Singapore Assets.

3.	DEPOSIT AND CONSIDERATION

3.1	Deposit.

3.1.1	Prior to or upon the execution of this Agreement, Purchaser shall have paid or pay to Seller Parent US$50,000,000 to a U.S. bank account designated by Seller (the “Seller Parent Account”).

3.1.2	Upon execution of this Agreement, Purchaser shall pay by wire transfer in immediately available funds:

3.1.2.1	an amount equal to US$132,000,000 to the Escrow Agent in accordance with the Escrow Agreement; and

3.1.2.2	an amount equal to US$258,000,000 to the Seller Parent Account (the amounts set forth in Clause 3.1.1 and 3.1.2 and any interest or other amounts earned thereon collectively, the “Deposit”).

3.1.3	The Deposit shall form part of the Purchase Price.

3.1.4

If the Closing fails to occur as a result of Purchaser terminating this Agreement (i) pursuant to Clause 12.1.3 or Clause 12.1.7 or, (ii) solely to the extent such termination relates to an Order issued by or a Legal Requirement enacted by a federal U.S. Governmental Authority, Clause 12.1.5, Purchaser may elect whether to (x) seek repayment of the Deposit or (y) pursue remedies contemplated by Clause 25 (Specific Performance); provided that Purchaser shall not be entitled to both a grant of specific performance to cause the Closing to occur and repayment of the Deposit. If Purchaser seeks repayment of the Deposit, Seller shall repay, and the Parties shall instruct the Escrow Agent to release, the Deposit to Purchaser no later than three (3) Business Days after the date of the termination. If (i) the Closing has not occurred by the Outside Date,

(ii) on such date all of the Closing Conditions set forth in Clauses 4.2 and 4.3, other than the Closing Condition in Clause 4.3.3, have been satisfied or waived (other than those Closing Conditions that by their nature are to be satisfied at the Closing) and (iii) on such date the Reorganization has not been completed in all material respects (other than Reorganization Actions that by their nature are to be completed immediately prior to or contemporaneously with the Closing, and provided that the failure to obtain one or more Governmental Approvals from any applicable PRC Governmental Authority in connection with the Reorganization is not the proximate cause of the Reorganization not having been completed in all material respects by such date), then (aa) the Parties shall instruct the Escrow Agent to release US$132,000,000 from the Signing Escrow Account (as defined in the Escrow Agreement) to Purchaser no later than three (3) Business Days after the date of such instruction and (bb) Seller shall pay by wire transfer in immediately available funds an amount equal to US$258,000,000 to Purchaser, and references herein to the Deposit shall thereafter mean the remaining amount of the Deposit taking into account such release in (aa) and such payment in (bb).

3.1.5

If the Closing does not occur for any reason other than those set forth in Clause 3.1.4, Seller Parent may elect whether to (x) retain the Deposit or (y) pursue remedies contemplated by Clause 25 (Specific Performance); provided that Seller shall not be entitled to both a grant of specific performance to cause the Closing to occur and retention of the Deposit. If Seller Parent chooses to retain the Deposit, the Deposit shall be forfeited by Purchaser and the Parties shall instruct the Escrow Agent to release the portion of the Deposit held by the Escrow Agent to Seller no later than three (3) Business Days after the date of the termination.

3.1.6

In the event that the Deposit is forfeited by Purchaser and retained by Seller pursuant to Clause 3.1.5, the Parties hereby agree that the amount of the Deposit is neither excessive nor of a penal nature and has been agreed by the Parties in the context of their commercial dealings with each other and reflects matters such as the opportunity cost associated with the transactions contemplated by this Agreement and the other Transaction Agreements, and/or the investment of time and/or the cost (of any description) incurred by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and/or any losses (including any loss of bargain) suffered by Seller as a result of the termination of this Agreement, and shall not be argued, asserted or claimed by any party to be, or be construed as, a penalty, and each Party expressly waives any right to argue, assert or claim that any of the amounts payable or liable to be paid, or forfeited to or held by Seller, as provided in Clause 3.1.5, is a penalty in any dispute among the Parties arising out of this Agreement or any other Transaction Agreements.

3.1.7

Notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud), in the event that the Deposit is elected by Seller to be retained by Seller, (i) the retention of the Deposit shall be the sole and exclusive remedy of Seller and its Affiliates, and (ii) in no event will Seller or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any Loss suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) no Party or any of its Affiliates or Representatives of any Party shall have any further liability or obligation to the other Party relating to or arising out of this Agreement or the Transactions.

3.2	Consideration; Purchase Price. The aggregate consideration to be paid by Purchaser to Seller for the purchase of the Shares shall be an amount in cash equal to:

3.2.1	US$2,200,000,000, plus

3.2.2	the Net Working Capital Overage (if any), minus

3.2.3	the Net Working Capital Underage (if any), plus

3.2.4	Cash as of the Benchmark Time, minus

3.2.5	Indebtedness as of the Benchmark Time

(the amount calculated pursuant to this Clause 3.2, the “Purchase Price”).

3.3

Closing Purchase Price. Not less than two (2) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (a) Cash as of the Benchmark Time, (b) Indebtedness as of the Benchmark Time, (c) Net Working Capital as of the Benchmark Time and (d) resulting calculation of the Purchase Price (such amount, the “Closing Purchase Price”).

3.4	Post-Closing Adjustment. The Final Purchase Price shall be determined in accordance with Schedule 6.

3.4.1

In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), Purchaser shall pay, or cause to be paid, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, to Seller by wire transfer of immediately available funds, an amount equal to such Final Overage.

3.4.2

In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), Seller shall pay, or cause to be paid, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, to Purchaser, by wire transfer of immediately available funds, an amount equal to such Final Underage.

3.4.3

The parties agree to treat for all applicable income Tax purposes any adjustment as determined pursuant to this Clause 3.4 as an adjustment to the Purchase Price, unless otherwise required by a change in applicable Legal Requirements occurring after the date that such adjustment becomes final and binding, a closing agreement with an applicable Tax Authority or a final judgment of a court of competent jurisdiction.

3.4.4

The process set forth in this Clause 3.4 and Schedule 6 shall be the sole and exclusive remedy of Seller and its Subsidiaries and Purchaser and its Affiliates for any disputes related to the Purchase Price, Closing Purchase Price, Preliminary Closing Purchase Price, Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any Seller Warranty.

3.5

Withholding. Purchaser shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under applicable Legal Requirement, save in respect of the payment of the Purchase Price under this Clause 3, which shall be governed solely by Schedule 8, which precludes any such deduction or withholding for the reasons stated therein. Any amounts so deducted or withheld shall be timely paid to the appropriate Governmental Authority and such amounts shall be treated for all purposes under this Agreement as having been paid to Seller. To the extent a Party becomes aware of any Legal Requirement to deduct or withhold, it shall provide reasonable advance notice to the other Party and the Parties shall reasonably cooperate to reduce or eliminate such deduction or withholding in a manner consistent with applicable Legal Requirement. For the avoidance of doubt, Seller and Purchaser shall cooperate in complying with Bulletin 7 (as defined below) as described in Schedule 8.

4.	CONDITIONS PRECEDENT

4.1

Conditions of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction (or, if permitted by applicable Legal Requirement, waiver by Purchaser (in its sole discretion)) of each of the following conditions at or prior to the Closing:

4.1.1

(i) The Seller Fundamental Warranties shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than any such warranty that is made as of a specific date, which warranty shall have been true and correct in all material respects as of such date), (ii) the Seller Warranty set forth at paragraph 11.2 of Schedule 4 shall be true and correct in all respects as of the Closing as if made on the Closing Date (other than any such warranty that is made as of a specific date, which warranty shall have been true and correct in all respects as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not be material to the Business, taken as a whole; and (iii) all other warranties contained in Schedule 4 of this Agreement shall be true and correct in all respects as of the Closing as if made on the Closing Date (other than any such warranty that is made as of a specific date, which warranty shall have been true and correct in all respects as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

4.1.2

The material covenants or agreements contained in this Agreement required to be performed or complied with by Seller on or before the Closing (other than the covenant at paragraph 1.2 of Schedule 2) shall have been performed or complied with in all material respects.

4.2

Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction (or, if permitted by applicable Legal Requirement, waiver by Seller (in its sole discretion)) of each of the following conditions at or prior to the Closing:

4.2.1

(i) The Purchaser Fundamental Warranties shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than any such warranty that is made as of a specific date, which warranty shall have been true and correct in all material respects as of such date); and (ii) all other warranties contained in Schedule 5 of this Agreement shall be true and correct in all respects as of the Closing as if made on the Closing Date (other than any such warranty that is made as of a specific date, which warranty shall have been true and correct in all respects as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; and

4.2.2

The material covenants or agreements contained in this Agreement required to be performed or complied with by Purchaser on or before the Closing shall have been performed or complied with in all material respects.

4.3

Mutual Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or, if permitted by applicable Legal Requirement, waiver by mutual consent of Seller and Purchaser) of each of the following conditions at or prior to the Closing:

4.3.1	All Required Approvals shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

4.3.2

No Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Legal Requirement that remains in effect and makes illegal or prohibits the Transactions pursuant to this Agreement.

4.3.3	The Reorganization shall have been completed in all material respects in accordance with Schedule 1 (as such Schedule may be amended or modified by Seller pursuant to Clause 5.5.1).

4.3.4

In the event that Purchaser is unable to rely on the Purchaser Parent Shareholder Approval in lieu of convening a general meeting pursuant Rule 14.44 of the Hong Kong Listing Rules, the Transactions shall have been approved by the shareholders of Purchaser at an extraordinary general meeting of Purchaser in accordance with the Hong Kong Listing Rules (“EGM Shareholders Approval”).

4.3.5

The ODI Approval, if required under applicable Legal Requirements for the advance of funds under the Loan Agreement and the other transactions contemplated by this Agreement or the other Transaction Agreements, shall have been obtained.

4.4	Failure of Conditions. Neither Seller nor Purchaser may rely on the failure of any Closing Condition, as applicable, to be satisfied if such failure was caused by such Party’s failure to:

4.4.1	use, as required by this Agreement, its reasonable best endeavors to consummate the Transactions; or

4.4.2	otherwise comply with any provision of this Agreement, in all material respects.

4.5

Waiver of Conditions. The Closing Conditions set forth in Clause 4.1 may only be waived by written notice from Purchaser. The Closing Conditions set forth in Clause 4.2 may only be waived by written notice from Seller. The Closing Conditions set forth in Clause 4.3 may only be waived by written notice from Purchaser and Seller.

5.	PRE-CLOSING UNDERTAKINGS

5.1

Conduct of the Business Prior to Closing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Seller shall comply with the obligations set out in Schedule 2.

5.2	Pre-Closing Access to Information.

5.2.1

Until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, Seller shall, and shall cause the other Seller Entities and the Target Group to, (a) permit Purchaser to have reasonable access, upon reasonable prior notice, during normal business hours in a manner so as not to interfere with the normal business operations of, and in accordance with the reasonable procedures established by the Seller Group, to (i) books and records of the Business, and (ii) such financial, Tax, legal, IT, commercial, operating and other data and information as Purchaser may reasonably request to the extent relating to the Business; (b) provide such assistance as Purchaser may reasonably request (at Purchaser’s sole cost) for any audit that is required under the Hong Kong Listing Rules for the preparation of the Purchaser Shareholder Circular; (c) subject to Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), permit Purchaser to conduct (subject to being accompanied by Seller or its representatives) reasonable onsite due diligence, visits and inspections of properties, offices, plants and other facilities of the Business and interviews with appropriate members of management of the Business; and (d) otherwise cooperate and assist with reasonable requests from Purchaser, in each case solely for the purpose of facilitating the consummation of the Transactions; provided that nothing in this Clause 5.2 shall:

5.2.1.1

require the Seller Entities or the Target Group to provide access or to disclose information where such access or disclosure would contravene any Legal Requirement then applicable or any Contract existing as of the Cutoff Time or otherwise permitted to be entered into between the Cutoff Time and the Closing under this Agreement in the ordinary course of business consistent with past practice (unless otherwise permitted under Schedule 2) (including those relating to data protection, antitrust or privacy);

5.2.1.2	include any invasive investigations, sampling or testing whatsoever for or regarding any environmental matters;

5.2.1.3

require the Seller Entities or the Target Group to provide Purchaser, its Affiliates or its and their Representatives with (A) any Consolidated Return (or copy thereof), (B) information relating to businesses of the Seller Entities or the Target Group other than the Business or (C) information relating to individual medical histories; or

5.2.1.4

require Seller to provide (A) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Transactions or any information or analysis relating to any such communications or (B) financial or operating data or other information that has not previously been prepared by the Seller Entities or the Target Group, or that is not otherwise prepared in the ordinary course of operating the Business.

5.2.2

Notwithstanding the foregoing provisions of this Clause 5.2, in the event that the Seller Entities and the Target Group would otherwise be required by the foregoing provisions of this Clause 5.2 to furnish Purchaser or its Affiliates or its and their Representatives with, or to provide Purchaser or its Affiliates or its and their Representatives with access to, information about the Seller Entities and the Target Group where such access to information would reasonably be expected to involve the waiver of any attorney-client privilege, Seller shall notify Purchaser of such circumstances, and the parties will coordinate with each other in good faith such that the provision of any such information or access to information does not result in a waiver of attorney-client privilege.

5.2.3

Until the earlier of (i) the publication of the Purchaser Shareholder Circular; and (ii) the termination of this Agreement, Seller shall, and shall cause the other Seller Entities and the Target Group to, use commercially reasonable endeavors to promptly provide information with respect to the Seller Entities, the Target Group or the Transactions to be included in the Purchaser Shareholder Circular as reasonably required by the Hong Kong Listing Rules or the Governmental Authority upon reasonable prior notice of Purchaser and its Representatives.

5.2.4	Any information disclosed under this Clause 5.2 will be subject to the provisions of Clause 14.

5.2.5

Purchaser and its Affiliates and its and their Representatives shall not communicate with any of the officers, directors, employees or customers of, or suppliers to, the Business or the Target Group without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

5.3

Cooperation. Subject to the provisions of Clause 5.4, prior to the Closing, Seller shall, and shall cause its Affiliates to, and Purchaser shall, and shall cause its Affiliates to, use reasonable best endeavors to cause all Closing Conditions to be met as promptly as practicable and, in any event, on or before the Outside Date.

5.4	Certain Consents.

5.4.1

As soon as reasonably practicable after the date hereof, Purchaser and Seller shall use commercially reasonable endeavors to discuss the list of Consents that are required, necessary or advisable in connection with the Transactions or the Reorganization pursuant to any Contract that is material to the Business to which any member of the Seller Group or the Target Group is a party or by which any portion of the Business is bound (collectively, the “Key Contracts”). Prior to the Closing, to the extent requested by Purchaser in writing, each Party hereto agrees to cooperate and use commercially reasonable endeavors to obtain the Consents identified by the parties and as requested by Purchaser.

5.4.2	Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Subsidiaries shall:

5.4.2.1

be required to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party to obtain any Consent described in this Clause 5.4;

5.4.2.2	have any obligation pursuant to this Clause 5.4 with respect to any Key Vendor Contract that is governed by the Transition Services Agreement;

5.4.2.3	have any obligations to obtain or with respect to obtaining any Consent (except as expressly set forth in this Clause 5.4); or

5.4.2.4

be required to negotiate with the applicable third party any amendment, modification, change, supplement or waiver to any provision of any Key Contract or any statement of work, service or work order or similar document attached to, or entered into pursuant to, such Key Contract.

5.4.3	No warranty or covenant of Seller contained in this Agreement or the other Transaction Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on:

5.4.3.1	the failure to obtain any Consent described in this Clause 5.4; or

5.4.3.2

any Proceeding commenced or threatened by or on behalf of any Person arising out of, relating to or resulting from (x) the failure to obtain any Consent described in this Clause 5.4 or (y) any arrangement between Seller or Purchaser entered into pursuant to Clause 5.4.

5.5

Reorganization. Prior to the Closing, unless otherwise mutually agreed by the Parties, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable endeavors to perform the Seller Reorganization Actions. To the extent that a Seller Reorganization Action is not completed prior to the Closing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable endeavors to complete it as soon as practicable following the Closing; provided that the preceding sentence shall not be deemed as a waiver of the Condition set forth in Clause 4.3.3.

5.5.1	Schedule 1 may be amended or modified by Seller without the consent of Purchaser so long as such amendments or modifications would not, individually or in the aggregate:

5.5.1.1	affect the structuring of the Transaction in a way that would result in Purchaser acquiring equity of an entity that is not a member of the Target Group instead of acquiring certain assets;

5.5.1.2	materially adversely affect Purchaser and its Affiliates (after giving effect to the Closing);

5.5.1.3	prevent or materially delay the Closing;

5.5.1.4	materially interfere with, prevent or materially delay the ability of Purchaser to perform its obligations under the Transaction Agreements or consummate the Transactions;

5.5.1.5	change in any material way the scope of the assets and liabilities intended to be indirectly acquired by Purchaser pursuant to this Agreement; or

5.5.1.6	otherwise be material to the Business;

provided that in each case, Seller shall consult in good faith with Purchaser in connection with, and provide Purchaser with written notice of, any such amendments or modifications.

5.5.2	Seller shall keep Purchaser reasonably informed of the status and details of the Seller Reorganization Actions.

5.5.3

Purchaser shall, and shall cause its Affiliates to, use their commercially reasonable endeavors to cooperate with and assist Seller and its Affiliates (and their respective Representatives) with respect to the Seller Reorganization Actions, as reasonably requested by Seller, to the extent such requests are for the purpose for facilitating the Seller Reorganization Actions or otherwise relate to the consummation of the Reorganization.

5.5.4	Any costs and expenses in connection with performing the Seller Reorganization Actions shall be borne by Seller.

5.5.5	[***]

5.5.5.1	[***]

5.5.5.2	[***]

5.6	Non-Solicitation; Non-Hire.

5.6.1	During the period commencing at the Closing and ending on the date that is two (2) years thereafter (the “Non-Solicitation Period”):

5.6.1.1

Seller shall not, and shall ensure that its Affiliates and Representatives acting on its or their behalf do not, solicit, hire, or engage any senior executive officer of Purchaser and its Affiliates (and in the case of the Target Group after the Closing, all Business Employees at or above an M04 or P04 level) (a “Target Restricted Employee”); and

5.6.1.2

Purchaser shall not, and shall ensure that its Affiliates and Representatives acting on its or their behalf do not, solicit, hire, or engage any senior executive officer of Seller or its Affiliates (a “Seller Restricted Employee”).

5.6.2	Notwithstanding the foregoing:

5.6.2.1

general media advertising or any other general solicitation not specifically targeted at such Target Restricted Employees or Seller Restricted Employees (as applicable) or the use of an independent search firm by methods that are not directed at such Target Restricted Employees (as applicable) or Seller Restricted Employees shall not be deemed to be direct or indirect solicitations; and

5.6.2.2

during the Non-Solicitation Period, Seller or Purchaser may engage, solicit and/or hire any Target Restricted Employee (in the case of Seller) or Seller Restricted Employee (in the case of Purchaser), if: (i) such Target Restricted Employee’s or Seller Restricted Employee’s employment or engagement has been terminated by the Target Group (or the Purchaser Group) or the Seller Group (as applicable); or (ii) in the case of a voluntary departure by the Target Restricted Employee or Seller Restricted Employee in question, such Target Restricted Employee or Seller Restricted Employee has ceased to be employed or engaged by the Target Group (or the Purchaser Group) or the Seller Group (as applicable) for at least twelve (12) months prior to any such hiring.

5.7	Non-Competition.

5.7.1

During the period commencing at the Closing and ending on the date that is five (5) years thereafter (the “Non-Competition Period”), Seller shall not, and shall ensure that its Affiliates and Representatives acting on its or their behalf do not, compete, directly or indirectly (including through any contractual arrangement, performing management, executive or supervisory functions with respect to, or owning, operating, controlling or participating in competing business) with the Business solely with respect to [***] of the Business as of the date of this Agreement, or solicit [***] for the same activities undertaken for [***] by the Business as conducted by the Target Group immediately prior to the Closing.

5.7.2

For clarity, the restrictions in Clause 5.7.1 do not prevent or in any way restrict or hinder the ability of Seller of any of its Affiliates or Representatives acting on its or their behalf to solicit any activities or other business from [***] other than the same activities undertaken for [***] by the Business as conducted by the Target Group immediately prior to Closing.

5.7.3

Notwithstanding the foregoing, during the Non-Competition Period, Seller may, and any Affiliate of Seller and any Representative of Seller or any such Affiliate, acting on its or their behalf, may, directly or indirectly (i) acquire any interest in any publicly traded company carrying on activities in competition with the Business, up to a maximum of 5% of such company (as passive investment only); (ii) acquire interest in any Person carrying out, on a non-prevailing basis, activities in competition with the Business, to the extent the net revenues of said Person arising from the competitive business do not exceed (based on the latest available financial statements of such Person at the time of execution of a binding purchase agreement for such acquisition) 10% of the overall net revenues of such Person; or (iii) invest in investment funds, regardless of whether the assets of such funds are invested in any Person carrying on activities in competition with the Business (provided that the investment does not result in (x) the power to determine or direct the investment policies or the management of the fund (it being understood that being a general partner of such investment fund shall be deemed as having the power to determine or direct the investment policies), (y) any influence or control over any Person carrying on activities in competition with the Business, or (z) the beneficial ownership of more than 5% of any Person carrying on activities in competition with the Business).

5.7.4

Seller acknowledges that the covenants of Seller set forth in this Clause 5.7 are an essential element of this Agreement and that any breach by Seller of any provision of this Clause 5.7 will result in irreparable injury to Purchaser. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Clause 5.7 are reasonable and proper to protect the legitimate interest of Purchaser.

5.7.5

If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Clause 5.7 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, in any judicial Proceeding, a court shall refuse to enforce all of the separate covenants of this Clause 5.7 because taken together they are more extensive than necessary to assure to Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such Proceeding, shall be deemed eliminated, for the purposes of such Proceeding, from this Agreement.

5.8	Reasonable Best Endeavors; Cooperation; Regulatory Filings.

5.8.1

Seller and Purchaser shall use reasonable best endeavors to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under this Agreement and Legal Requirements to consummate and make effective the Transactions, which actions include:

5.8.1.1

using reasonable best endeavors to obtain as promptly as practicable each Consent, Permit and Order of any Governmental Authority that is, or becomes, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”);

5.8.1.2	cooperating in determining which filings are required or advisable to obtain any Governmental Approval or any exemption by any Governmental Authority;

5.8.1.3	furnishing all information and documents required by or advisable under applicable Legal Requirement in connection with Governmental Approvals or filings with any Governmental Authority;

5.8.1.4

making, or causing to be made, all necessary filings and notifications with the applicable Governmental Authorities and obtaining all consents, approvals, clearances, waivers or actions to, with or from any Governmental Authority in order to secure the Required Approvals and ODI Approvals (if required) as soon as practicable after the date of this Agreement;

5.8.1.5

using reasonable best endeavors to obtain as promptly as practicable the requisite clearances, consents, approvals, authorizations, waivers, actions or expiration of any waiting period, including those under any applicable Antitrust Laws or Investment Screening Laws, as soon as practicable after the date of this Agreement; and

5.8.1.6

defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Authority vacated or reversed.

In furtherance and not in limitation of the foregoing, each Party hereto agrees that it will use its reasonable best endeavors to file or cause to be made as promptly as practicable and advisable (with each Party considering in good faith any views or input provided by the other Party with respect to the timing thereof) any filing with or notification to any other competent Governmental Authorities set forth on Section 5.8.1 of the Seller Disclosure Letter.

5.8.2

In connection with, and without limiting, the endeavors referenced in Clause 5.8.1, Seller and Purchaser shall (but for clarity excluding Seller’s actions in relation to the Reorganization which shall be governed by Clause 5.5):

5.8.2.1

furnish to the other, and Seller shall cause the other Seller Entities and the Target Group to furnish to Purchaser, such necessary information and reasonable assistance as the other may request, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority, in connection with its preparation of any filing or submission that is necessary under any applicable Governmental Approval;

5.8.2.2	comply with any additional reasonable requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority;

5.8.2.3

permit the other party to review any filing or submission prior to forwarding to the State Administration for Market Regulation of the People’s Republic of China (“SAMR”), NDRC, MOFCOM, SAFE and other Governmental Authorities (except where such material is confidential to a party in which case it will be provided, subject to applicable Legal Requirement, to the other party’s counsel on an “external counsel” basis) and accept any reasonable comments made by that other party;

5.8.2.4

keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request; and

5.8.2.5

agree not to, and Seller shall cause the other Seller Entities and the Target Group not to, participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Transactions, unless (i) it consults with the other party in advance and (ii) gives the other party the opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (x) prohibited by such Governmental Authority or (y) such Governmental Authority requests to communicate exclusively with one party.

5.8.3

In connection with, and without limiting, the endeavors referenced in Clause 5.8.1 and Clause 5.8.2, solely for the purposes of obtaining any Governmental Approval from any applicable PRC Governmental Authority (including SAMR, NDRC, MOFCOM and SAFE), but not any other foreign Governmental Authority, Purchaser shall:

5.8.3.1

take any and all steps necessary or advisable to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to expeditiously consummate the Transactions, including proposing, negotiating, committing to and consenting to any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertakings (including in relation to public interest and national security matters), in order to obtain clearance from any Governmental Authority; and

5.8.3.2

in the event that Purchaser is notified by any Governmental Authority or handling bank that its filings for the purpose of ODI Approvals have been rejected (or would not be processed) by the relevant Governmental Authority, shall notify Seller of such notification within one (1) Business Day of the receipt of such notice by Purchaser.

5.8.4

Neither Seller nor Purchaser shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period or withdraw its filing under any applicable Legal Requirement without the prior written consent of the other party.

5.8.5

Whether or not the Transactions are consummated, each Party shall be responsible for its own payment of all filing fees and other disbursements to any third party or any Governmental Authority in connection with obtaining any approvals or making the notifications or filings required pursuant to Clause 5.8.1 (including document translation fees or third-party expert fees but not including the costs of each party’s own legal advisors).

5.8.6	Notwithstanding anything to the contrary in Clause 5.8.2, each of Seller and Purchaser may redact materials provided to the other party:

5.8.6.1	to remove competitively sensitive information or information concerning valuation;

5.8.6.2	as necessary to comply with legal or contractual arrangements; and

5.8.6.3	as necessary to address reasonable attorney-client or solicitor-client privilege or other privilege or confidentiality concerns.

5.8.7	Notwithstanding anything in this Clause 5.8 to the contrary, nothing in this Clause 5.8 shall:

5.8.7.1

require, or be deemed to require, Seller or any of its Subsidiaries to propose, negotiate, offer to commit, effect or agree to (i) any sale, divestiture, license or disposition of assets or businesses of the Target Group or (ii) any behavioral remedy of the Target Group; and

5.8.7.2	apply to the transactions contemplated by Clause 5.5.

5.9

Insurance. The coverage under all insurance policies or self-insurance programs, including those relating to the Business and the Operating Companies, arranged or maintained by Seller or any of its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or any of its Affiliates (including, as of the Closing, the Target Group).

5.9.1	As of the Closing, the Business and the Operating Companies shall cease to be insured by the insurance policies of Seller or any of its Affiliates or by any of its respective self-insurance programs.

5.9.2

Purchaser acknowledges and agrees that it is Purchaser’s sole responsibility to arrange for its own insurance policies or self-insurance programs with respect to the Business and the Operating Companies covering all periods prior to and following the Closing and agrees not to seek, through any means, to benefit from any of the insurance policies or self-insurance programs of Seller or any of its Subsidiaries which may provide coverage for claims relating in any way to the Business and the Operating Companies.

5.9.3

Seller shall use its commercially reasonable endeavors to assist Purchaser in connecting with the existing insurance brokers and carriers for the Business for the purpose of facilitating discussions regarding the replacement of insurance policies maintained by the Seller Group with new insurance policies of the Purchaser Group or the Target Group.

5.10	Purchaser Shareholder Approval and Circular. Without limiting the Parties’ obligations under Clause 5.8.1:

5.10.1

Purchaser shall, at its own cost, use reasonable best endeavors to prepare and submit to the Hong Kong Stock Exchange a draft of a circular in connection with the Transactions in accordance with the Hong Kong Listing Rules, and any documents, supplements, or announcements required to be lodged with (or otherwise in connection with) the circular (collectively the “Purchaser Shareholder Circular”) for approval by the Hong Kong Stock Exchange.

5.10.2

With respect to the Condition set forth in Clause 4.3.4 (if applicable), Purchaser shall, at its own cost (other than for clarity, Seller’s costs for its and its legal counsel’s review and comment on the Purchaser Shareholder Circular), use reasonable best endeavors to take, or cause to be taken, all actions, and to do, or cause to be done to ensure that the Condition set forth in Clause 4.3.4 is promptly fulfilled after the date of this Agreement, which (without limiting the generality of the foregoing) shall include:

5.10.2.1

preparing and submitting to the Hong Kong Stock Exchange, as promptly as reasonably practicable after the date of this Agreement, a draft of the Purchaser Shareholder Circular for approval by the Hong Kong Stock Exchange;

5.10.2.2

including in the Purchaser Shareholder Circular (and any supplement or amendment thereto) (i) the unanimous recommendation of the Transactions by the board of directors of Purchaser (or if certain directors are required by the Hong Kong Listing Rules to abstain, by the directors not required to abstain) and a unanimous statement by the board of directors of Purchaser (or if certain directors are required by the Hong Kong Listing Rules to abstain, by the directors not required to abstain) that the terms of the Transactions and this Agreement are fair and reasonable and are in the interests of Purchaser and its shareholders as a whole; and (ii) such other information as may be required by the Hong Kong Listing Rules or as may be required by the Hong Kong Stock Exchange;

5.10.2.3

subject to the Purchaser Shareholder Circular being finalized and approved by the Hong Kong Stock Exchange in accordance with the Hong Kong Listing Rules, as promptly as reasonably practicable publishing and dispatching the Purchaser Shareholder Circular to its shareholders in accordance with the Hong Kong Listing Rules; and

5.10.2.4

convening the extraordinary general meeting on the date set forth in the Purchaser Shareholder Circular; provided that Purchaser shall not change the date of the extraordinary general meeting or adjourn any such meeting unless otherwise required by the Hong Kong Stock Exchange, the Hong Kong Listing Rules or any applicable Legal Requirement, due to bad weather conditions or any unforeseen situation which is out of the control of Purchaser and is not caused by any act or omission of Purchaser or with the prior written consent of Seller.

5.10.3

Purchaser shall use its reasonable best endeavors to have the Purchaser Shareholder Circular (and any supplement or amendment thereto) approved by the Hong Kong Stock Exchange as promptly as reasonably practicable.

5.10.3.1

Purchaser shall notify Seller as promptly as reasonably practicable of the receipt by it of any comments from the Hong Kong Stock Exchange and of requests by the Hong Kong Stock Exchange for amendments or supplements to the Purchaser Shareholder Circular or for additional information; provided that Purchaser shall not be required to provide Seller with any portion of such comments or requests that is not related to the Seller Group, the Target Group, the Transactions and/or the Business. Purchaser shall as promptly as reasonably practicable upon receipt make such amendments and supplements so requested by the Hong Kong Stock Exchange.

5.10.3.2

Purchaser shall provide Seller with copies of all correspondence between Purchaser and its Representatives on the one hand and the Hong Kong Stock Exchange on the other hand with respect to the Purchaser Shareholder Circular or the Transactions; provided that Purchaser shall not be required to provide Seller with any portion of such comments or requests that is not related to the Seller Group, the Target Group, the Transactions and/or the Business.

5.10.3.3

Prior to any submission of the Purchaser Shareholder Circular (and any supplement or amendment thereto) and all correspondence with, and responses to, the Hong Kong Stock Exchange, Purchaser shall cooperate with Seller and provide Seller and its legal counsel with a reasonable opportunity to review and comment on the portion that is related to the Seller Group, the Target Group, the Transactions and/or the Business, and shall give reasonable consideration in good faith to including any comments Seller may provide.

5.10.4

Seller shall, as promptly as reasonably practicable upon the written request of Purchaser, use commercially reasonable endeavors to provide all necessary assistance at Purchaser’s sole cost (other than Seller’s costs for its and its legal counsel’s review and comment) to Purchaser in order to assist Purchaser to obtain the approval from the Hong Kong Stock Exchange in relation to the Purchaser Shareholder Circular.

5.11	Termination of Affiliate Contracts and Settlement of Intercompany Accounts.

5.11.1	At or prior to the Closing, Seller shall, and shall cause the other members of the Seller Group and the Target Group to:

5.11.1.1

terminate all Affiliate Contracts and settle all Intercompany Accounts, such termination or settlement to be effective as of no later than the Closing and in a manner and on such terms that shall not subject the Target Group or the Seller Group to any ongoing liability or performance obligation or require the Target Group or the Seller Group to make any termination, indemnity or other payment on or after the Closing Date; and

5.11.1.2

waive any payment that may otherwise be or become due and payable in connection with such termination or settlement; provided that this Clause 5.11.1 shall not apply to any ordinary course accounts receivable or accounts payable of the Business which have not yet been settled on a customary basis or (subject to Clause 5.11.2) the Seller Annual True Up Payment Obligations.

5.11.2

In furtherance of Clause 5.11 of this Agreement, to the extent Seller’s annual true-up payment obligations to each of CTU, EPZ and GPW (the “Seller Annual True-Up Payment Obligations”) are not settled as of the Closing, Purchaser acknowledges and agrees that the Seller Annual True-Up Payment Obligations shall be assigned to, and assumed by, the Company as part of the Seller Reorganization Actions, and discharged by the Company following the Closing.

5.12

Licenses and Permits. Without limiting Purchaser’s obligations under Clause 5.6, Purchaser shall apply for and shall use all reasonable endeavors to obtain any Permits from, or otherwise enter into any Contracts with the applicable Governmental Authorities (including obtaining the Permits set out in Section 5.12 of the Seller Disclosure Letter), in each case, that are reasonably necessary (i) for the continuing operation of the Business after Closing or (ii) other than in relation to the Seller’s Reorganization, to consummate and make effective the Transactions.

5.13	Financing.

5.13.1

Purchaser shall, and shall cause its Affiliates to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Financing (and refrain from any activity that would prevent, delay or hinder in any manner or otherwise cause or result in such Financing not being obtained and consummated) as soon as practicable and, in any event, no later than at or prior to the Closing, on the terms and subject to the conditions described in the Loan Agreement, including to (i) comply with and maintain in effect the Loan Agreement on the terms and subject to the conditions contained therein; (ii) satisfy as promptly as practicable and on a timely basis, but, in any event, no later than at or prior to the Closing, and maintain in effect, all conditions to the initial funding of the Financing at Closing and (iii) in the event that Purchaser satisfies all of the conditions under the Loan Agreement to the initial funding of the Financing and Purchaser Parent does not fund to Purchaser an amount equal to the Required Funds, enforce its rights under the Loan Agreement and cause Purchaser Parent to fund such amount.

5.13.2

Purchaser will (i) keep Seller informed on a reasonably current basis of the status of its endeavors to obtain the Financing and (ii) as promptly as practicable, and, in any event, within two (2) Business Days of the following, notify Seller of any (A) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default), or breach or default threatened, of which Purchaser becomes aware with respect to the Loan Agreement or the other Loan Documents, or (B) change, circumstance or event, in addition to clause (A), which could reasonably be expected to cause Purchaser to believe that it shall not be able to timely satisfy its obligations in this Clause 5.13.

5.13.3

Purchaser will not, and will cause its Affiliates not to, without the prior written consent of Seller, permit any amendment, modification, termination, supplementation, assignment, waiver, grant of consent under or replacement of the Loan Agreement or any other Loan Document.

5.14	Exclusivity.

5.14.1

Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, provided that Purchaser is not in material breach of this Agreement or any other Transaction Agreement, Seller shall not, and shall take all reasonably necessary actions to ensure that none of the Target Group, the Seller Group or any of their respective Representatives acting on their behalf shall, directly or indirectly:

5.14.1.1

except in connection with the Reorganization pursuant to Clause 5.5, solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of a material portion of the Business (whether by asset or stock sale), or (ii) to enter into any merger, consolidation or other business combination relating to any member of the Target Group or the Business; or

5.14.1.2

participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

5.15

Updated Equipment and Employee List. On a date no earlier than twenty (20) Business Days prior to Closing but no later than one (1) Business Day prior to Closing, Seller shall use commercially reasonable endeavors to provide (i) an updated list setting out the information in Section 12.1 of the Seller Disclosure Letter, and (ii) an updated list setting out the information in Section 12.2 of the Seller Disclosure Letter, in relation to all Business Employees at or above an M04 or P04 level (in each case, under the applicable policies of the Seller Group), in each case as of a date no earlier than twenty (20) Business Days prior to Closing; provided that, in each case of (i) or (ii):

5.15.1	Purchaser acknowledges and agrees that Seller shall not have any liability whatsoever in relation to the accuracy of such updated lists; and

5.15.2	Seller and Purchaser specifically disclaims (and Purchaser expressly disclaims reliance on) any statement, representation or warranty, express or implied, in relation to such updated lists.

6.	COMPLETION

6.1

Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (which Closing may occur by electronic exchange of documents), at 10:00 a.m. on the date that is three (3) Business Days following the satisfaction or, if permissible, waiver of each of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place as Seller and Purchaser mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

6.2	Deliveries by Seller. At the Closing, Seller shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part 1 of Schedule 3.

6.3	Deliveries by Purchaser. At the Closing, Purchaser shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part 2 of Schedule 3.

6.4

Payment Mechanics. Unless specified otherwise herein, any payment to be made pursuant to this Agreement by Purchaser shall be made to the designee and the bank account or accounts (which shall be designated by Seller in writing to Purchaser on or before the third (3rd) Business Day prior to the due date for payment). Unless otherwise agreed in writing by Seller and Purchaser, any payments under this Agreement shall be made by wire transfer in immediately available funds and receipt of the amount due shall be an effective discharge of the relevant payment obligation.

7.	SELLER WARRANTIES

7.1

Seller Warranties. Subject to the qualifications, limitations and exceptions set forth or referred to in this Clause 7 and the provisions of Schedule 7, Seller warrants to Purchaser that each of the Seller Warranties (i) is true and accurate as at the date hereof and (ii) is true and accurate on the Closing Date, in each case, save and except for those Seller Warranties that are expressed to be given as of any specific date only, which shall be true and accurate as of that specific date.

7.2	No Other Warranties; Limitations.

7.2.1

Notwithstanding anything contained in Schedule 4 or any other provision of this Agreement, it is the explicit intent of each party hereto, and Purchaser expressly acknowledges and agrees, that neither Seller nor any of its Affiliates has made, is making or has authorized any Person to make any representation or warranty whatsoever, express or implied, except the Seller Warranties.

7.2.2

Except as expressly and specifically set forth in the Seller Warranties, each of Seller and its Affiliates and its and their Representatives expressly disclaims any and all other representations and warranties, whether express or implied, and Seller specifically disclaims (and Purchaser expressly disclaims reliance on) any and all such other statements, representations or warranties, express or implied, including in relation to (i) any confidential information memoranda or management presentations distributed on behalf of the Seller Entities, the Target Group or the Business or Data Room information provided to Purchaser, its Affiliates, its and their Representatives or any other Person, or any other document, information or projection in any form provided to Purchaser, its Affiliates or its and their Representatives or any other Person in connection with the Transactions; (ii) the financial information, projections or other forward-looking statements of the Seller Entities, the Target Group or the Business, in each case, in expectation or furtherance of the Transactions; (iii) the merchantability, usage, suitability or fitness for any particular purpose with respect to assets of the Business, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition; and (iv) the Seller Entities, the Target Group, the Business or the Transactions, or any of their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects, or any estimate, projection, prediction, data, financial information, teaser, confidential information presentation or any other materials or information provided or addressed to Purchaser, its Affiliates or its and their Representatives or any other Person, including with respect to the accuracy or completeness of any such information.

7.2.3	The liability of Seller in respect of the Seller Warranties shall be limited, qualified or excluded, as the case may be, in the circumstances and to the extent set out in Schedule 7.

8.	PURCHASER WARRANTIES

8.1

Purchaser Warranties. Subject to the qualifications, limitations and exceptions set forth or referred to in this Clause 8, Purchaser warrants to Seller that each of the Purchaser Warranties (including the Purchaser Fundamental Warranties) is true and accurate as at the date hereof and on the Closing Date, save and except for those Purchaser Warranties that are expressed to be given as on any specific date only, which shall be true and accurate as of that specific date.

8.2	No Other Warranties; Limitations.

8.2.1

Except as expressly provided in Schedule 5, Purchaser does not make any other express or implied representations or warranties to Seller, and, in entering into this Agreement, Seller expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than the Purchaser Warranties.

8.2.2

The liability of Purchaser in respect of the Purchaser Warranties shall be limited, qualified or excluded, as the case may be, in the circumstances and to the extent set out in Schedule 7 (other than paragraphs 2, 3, 4, 5 and 7 of Schedule 7).

9.	ADDITIONAL UNDERTAKINGS

9.1	Trademark Wind-Down Period.

9.1.1

Purchaser, for itself and its Affiliates, acknowledges and agrees that, except as expressly provided in this Clause 9.1, neither Purchaser or any of its Affiliates (including, after the Closing, the Target Group) have, shall have, or are obtaining any right, title or interest in, to or under any of the Seller Trademarks.

9.1.2

Purchaser and its Affiliates may continue temporarily to, solely for a period of six (6) months after Closing (the “Wind-Down Period”), use the Seller Trademarks solely to the extent such Seller Trademarks were used by the Seller Group in their conduct of the Business immediately prior to the Closing and in substantially the same manner and in accordance with substantially the same standard of quality as such Seller Trademarks were used by the Seller Group in their conduct of the Business immediately prior to the Closing; provided that, Purchaser and its Affiliates shall wind down and discontinue all uses of Seller Trademarks as soon as practicable but in no case after the expiration of the Wind-Down Period. In furtherance of the foregoing, as soon as practicable but within the Wind-Down Period, Purchaser shall cause the Target Group to remove, strike over, or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Target Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer Software and other materials and systems. Notwithstanding the foregoing, as soon as practicable but in no event later than three (3) months following the Closing Date, Purchaser shall cause the Target Group to change its names and cause its certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Seller Trademarks.

9.1.3

Purchaser and its Affiliates shall not use the Seller Trademarks in a manner that may disparage or reflect negatively on the Seller Group or Seller Trademarks. Seller shall have the right to terminate the rights granted under this Clause 9.1, after giving Purchaser a fifteen (15)-day period to cure, if Purchaser or any of its Affiliates (including the Target Group) breaches the terms and conditions of this Clause 9.1 or otherwise fails to comply with any reasonable direction of the Seller Group in relation to the use of the Seller Trademarks. Following the Closing, Purchaser shall cause the Target Group to cease to hold themselves out as having any affiliation with any member of the Seller Group.

9.1.4

During and after the Wind-Down Period, (a) Purchaser and its Affiliates (including the Company) shall have no right, title or interest in or to, or right to use, and Purchaser acknowledges and agrees that it and its Affiliates (including the Company) will not hereafter adopt, use, apply to register, register, oppose, contest or challenge or authorize others to adopt, use, apply to register, register, oppose, contest or challenge any of the Seller Trademarks (including any Trademark confusingly similar to the Seller Trademarks) and (b) the Seller Group shall retain all right, title and interest in and to the Seller Trademarks and any goodwill symbolized by and associated with such use of the Seller Trademarks during the Wind-Down Period shall automatically inure to the benefit of and shall be owned by the relevant Seller Group member (as applicable).

9.2	Post-Closing Access to Information.

9.2.1

Following Closing, Seller and its Subsidiaries shall use reasonable endeavors to make available to Purchaser all agreements, documents, books and records, files and other information (excluding any agreements, documents, books and records insofar as they pertain to Tax), and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating solely to the Business and operations of the Target Group that are in the possession of and located on the premises of the Target Group. Following the Closing Date, no member of the Seller Group shall retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information that contains any information relating solely to the Business and operations of the Target Group (including any personal or other information stored on any media by any employees of any Target Group), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of Seller or any of its Subsidiaries (including any “cloud” storage platform). Notwithstanding the foregoing:

9.2.1.1

no member of the Seller Group shall be required to make available any such agreements, documents, books and records, files or other information if doing so would violate any written obligation of confidentiality to which any member of the Seller Group is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Legal Requirement or violate any Contract to which any member of the Seller Group is party or by which any of the assets or properties of any member of the Seller Group are bound; and

9.2.1.2

the Seller Group may retain any such information to the extent (i) such member of the Seller Group is required to do so by any applicable Legal Requirement or other tax, accounting, regulatory or audit requirement, or other requirement or request of any Governmental Authority (including the rules of a professional body or by its bona fide internal compliance or audit policies and procedures); or (ii) the information is contained in any electronic file created pursuant to any routine backup or archiving procedure so long as such file is not generally accessible beyond the need for disaster recovery or similar operations.

9.2.2

In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or the Target Group after the Closing or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall to the extent as reasonably necessary to resolve such claims or other reasonable purpose: (i) retain all books, documents, information, data, files and other records of Seller that relate to the Target Group and Business and operations for periods prior to the Closing and which shall not otherwise have been delivered to the Target Group or Purchaser; and (ii) afford Purchaser and the Target Group and their respective Representatives, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, books, records and properties of the Target Group or the Business, and to make copies of such books and records at Purchaser’s expense, to the extent that such access in connection with any such Claims and other Proceedings. Seller shall permit, promptly upon reasonable request, Purchaser and the Target Group and their respective Representatives to use original copies of any such records for purposes of litigation.

9.2.3

From and after the Closing, Purchaser shall, and shall cause the Target Group to, afford the Seller Group and their respective Representatives, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, books, records and properties of the Target Group or the Business, and to make copies of such books and records at Seller’s expense, to the extent that such access is requested for reasonable business purpose, including in connection with financial statements, Taxes, any potential Proceeding or investigation by or before a Governmental Authority or other Governmental Authority reporting obligations.

9.2.4

Purchaser agrees to hold, and to cause the Operating Companies to hold, all the books and records of the Operating Companies and the Business existing on the Closing Date and not to destroy or dispose of any such books and records for a period of six (6) years from the Closing Date or such longer time as may be required by Legal Requirement.

9.3	D&O Indemnification and Insurance.

9.3.1

From and after the Closing until the sixth (6th) anniversary of the Closing, Purchaser shall, and shall cause the Company to, only to the extent any a claim has been rejected or coverage is not available under the automatic “run-off” policy of Purchaser’s existing director and officer insurance:

9.3.1.1

indemnify, defend and hold harmless all of the past and present directors, officers, trustees, members, managers and employees (in all of their capacities) of each of (A) the Operating Companies in connection with the Business and (B) the Company and Newco Target Sub (collectively, the “D&O Indemnitees”) against any and all costs or expenses judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, investigation, suit or Proceeding arising out of, relating to or resulting from the fact that such D&O Indemnitee is or was a director, officer, trustee, member, manager or employee of the Company or is or was serving at the request of the Company as a director, officer, trustee, member, manager or employee of any other Person whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions), in all such cases, to the greatest extent that such Persons are indemnified before the Closing by the Company pursuant to its organizational documents and indemnification agreements, if any, in existence before the Closing;

9.3.1.2

without limitation of the foregoing Clause 9.3.1.1, to the fullest extent permitted by applicable Legal Requirement, include and not amend, repeal or modify, and otherwise cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification to directors, officers, trustees, members, managers and employees contained in the organizational documents of the Company; and

9.3.1.3

not settle, compromise or consent to the entry of any judgment in any Proceeding or threatened Proceeding (and in which indemnification could be sought by a D&O Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnitee from all liability arising out of, relating to or resulting from such Proceeding or such D&O Indemnitee otherwise consents in writing to such settlement, compromise or judgment.

9.3.2	If, following the Closing, the Company or any of its respective successors or assigns:

9.3.2.1

shall consolidate with or merge or amalgamate into or enter into a scheme of arrangement with any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation, merger, amalgamation or scheme; or

9.3.2.2

shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made to ensure that the successors and assigns of the Company or any of its respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Clause 9.3.

9.3.3

If any D&O Indemnitee makes any claim for indemnification under this Clause 9.3 that is denied by the Company, and a court of competent jurisdiction determines that the D&O Indemnitee is entitled to such indemnification, then Purchaser or the Company shall pay such D&O Indemnitee’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company.

9.3.4

The rights of the D&O Indemnitees under this Clause 9.3 shall be in addition to any rights such D&O Indemnitee may have under the organizational documents of the Company, or under any applicable contracts or Legal Requirements, and Purchaser shall, and shall cause the Company to, honor and perform under all indemnification agreements entered into by the Company as in effect as of the date of this Agreement.

9.3.5

The obligations of Purchaser and the Company under this Clause 9.3 shall not be terminated, amended or modified in any manner so as to adversely affect in any material respect any D&O Indemnitee (including such Person’s successors, heirs and legal representatives) to whom this Clause 9.3 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitee to whom this Clause 9.3 applies shall be third party beneficiaries of this Clause 9.3, and this Clause 9.3 shall be enforceable by such D&O Indemnitee and their respective successors, heirs and legal representatives (including by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong)) and shall be binding on all successors and assigns of Purchaser and the Company).

9.4

Newco Target Sub Registered Address. If at Closing the registered address of Newco Target Sub is an office related to the Seller or its Affiliates, Seller agrees and acknowledges that Purchaser and its Affiliates may continue temporarily to, solely for a period of three (3) months after Closing, use such address of Newco Target Sub as of the Closing as the registered office of the Newco Target Sub; provided that, Purchaser and its Affiliates shall change the registered address of Newco Target Sub to an address unrelated to Seller or any of its Affiliates as soon as practicable and in any case prior to three (3) months after Closing.

9.5

Delayed Asset Transfer. The Parties hereby agree that if Closing occurs prior to February 28, 2024, certain assets of the Business listed on Section 9.5 of the Seller Disclosure Letter (the “Delayed Assets”) will remain with the Seller Group following the Closing until February 28, 2024, at which time Seller shall or shall cause its Affiliate to transfer (and Purchaser shall cause the Target Group to accept and assume the transfer of) the Delayed Assets at Seller’s sole cost (other than Purchaser’s costs for its and its legal counsel’s review and comment) as soon as reasonably practicable to Purchaser or its designee for no consideration (it being acknowledged and agreed that Purchaser shall have already paid good consideration for all Delayed Assets by paying the Purchase Price). Purchaser shall, and shall cause its Affiliates and the Target Group to, use their commercially reasonable endeavors to cooperate with and assist Seller and its Affiliates (and their respective Representatives) with respect to such transfer of the Delayed Assets, as reasonably requested by Seller, to the extent such requests are for the purpose for facilitating the transfer of the Delayed Assets.

10.	TAX MATTERS

10.1

Prohibited Actions. Without consent of Seller or unless otherwise agreed in this Agreement or necessary under applicable Legal Requirements as at the date of this Agreement or unless requested by Governmental Authority, Purchaser shall not take, and shall cause its Affiliates (including the Target Group) not to take, any action, including positions asserted in the filing of Tax returns, accounting positions taken, accounting entries made, or cancellation or modification of any Tax related documents that would reasonably be expected to (a) increase any Claim in respect of Tax or increase any Tax item included in the definition of Indebtedness or Net Working Capital (if any) or (b) eliminate or reduce any Subsidy Entitlement or any Tax Refund (as defined below).

10.2

Tax Sharing Agreements. To the extent relating to any member of the Target Group, Seller shall terminate, or cause to be terminated, on or before the Closing Date, the rights and obligations of the Target Group pursuant to all Tax Sharing Agreements (other than the Transaction Agreements) if any, to which any member of the Target Group, on the one hand, and any member of the Seller Group, on the other hand, are parties, and neither Seller nor any of its Subsidiaries (other than the Target Group), on the one hand, nor any member of the Target Group, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

10.3

Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller shall be equally liable for and shall each pay (or cause to be paid) when due fifty (50) per cent of any Transfer Taxes imposed as a result of the Transactions. To the extent any Transfer Taxes are borne by one Party in a proportion greater than fifty (50) per cent, for instance, because such Party is legally obligated to pay the entire amount of the Transfer Taxes or where this approach is adopted for administrative convenience, the other Party shall promptly indemnify the paying party to give effect to the equal division of liability for Transfer Taxes between Purchaser and Seller. The party responsible under applicable Legal Requirements for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller shall, and shall cause its Subsidiaries to, and Purchaser shall, and shall cause its Affiliates to, cooperate in connection with the preparation and filing of any such Tax Returns.

10.4

Tax Returns. Seller shall prepare, or cause to be prepared, all Tax Returns with respect to the Company and each of its Subsidiaries for any Pre-Closing Tax Period that are required to be filed on or prior to the Settlement Date. All such Tax Returns shall be prepared consistent with past practice, procedures and accounting methods unless otherwise required by applicable Legal Requirements and this Agreement. Seller shall provide to Purchaser a completed draft of any such Tax Return for Purchaser’s review and comment no later than thirty (30) days prior to the due date for filing such Tax Return (giving effect to any valid extensions), other than in respect of a monthly or quarterly Tax Return, for which the applicable deadline shall be three (3) Business Days prior to the applicable due date. No later than fifteen (15) days following Purchaser’s receipt of such Tax Return (or two (2) Business Days in the case of a monthly or quarterly Tax Return), Purchaser shall notify Seller of any comments, which shall be considered by Seller in good faith.

10.5

Straddle Tax Periods. With respect to Taxes of any member of the Target Group relating to any Straddle Period, for purposes of determining the allocation of Taxes in connection with this Agreement, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined in accordance with the past practice (including reporting positions, elections, and accounting methods) of any member of the Target Group and as follows: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes (including income, capital gains, VAT and similar Taxes), determined as though the taxable period of the Company and each of its Subsidiaries terminated at the end of the day on the Closing Date; provided that:

10.5.1

in the event that Taxes that are imposed on a periodic basis are attributable to any property which is revalued or re-assessed on or after the Closing Date, the portion of such Taxes allocated to the Pre-Closing Tax Period shall be determined without taking into account such revaluation or re-assessment;

10.5.2

exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period beginning on the day following the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable;

10.5.3

all Tax attributes of the Company or any of its Subsidiaries, including any applicable net operating losses, net capital losses, research and development, Tax credits, research and experimentation Tax credits, investment Tax credits, foreign Tax credits or other Tax credits, and similar Tax attribute of the Company or any of its Subsidiaries that, in each case, are allocable to the Pre-Closing Tax Period shall, to the extent permitted by applicable Legal Requirements, be utilized to reduce the amount of unpaid Taxes otherwise included in the determination of Indebtedness and Net Working Capital (if any); and

10.5.4

the determinations of Cash, Indebtedness and Net Working Capital shall not take into account the effect of any action (including the amendment of any Tax Return, the making of any Tax election, or the participation in any voluntary compliance, amnesty, self-correction or similar program) that Purchaser or its Affiliates (including, after Closing, the Company and its Subsidiaries) take at any time after Closing (including actions taken on the Closing date after Closing outside of the ordinary course of business), and prior to the Settlement Date that decreases the amount or value of any Tax asset, or increases the amount or detrimental effect of any Tax liability, in each case, that is included in the determination of Cash, Indebtedness or Net Working Capital (if any).

10.6

Cooperation. Purchaser, the Target Group, and Seller shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with respect to Tax matters (including all matters described in this Clause 10), including maintaining and making available to each other records and other information and (during normal business hours and as reasonably required) personnel, and executing powers of attorney or other documents as reasonably requested.

10.7

Tax Contests. In the event that Purchaser or any of its Affiliates becomes aware of any investigations (including any audit or examination), actions, claims, suits or other proceedings (public or private) by or before a Governmental Authority or any arbitrator relating to Taxes of the Company or any of its Subsidiaries between the Closing and the Settlement Date, Purchaser shall promptly give written notice to Seller of such proceeding. With respect to any such proceeding, until the Settlement Date, (a) Purchaser shall keep Seller reasonably informed concerning the progress of such proceeding, (b) Purchaser shall provide Seller copies of correspondence and other documents relevant to such proceeding, (c) Purchaser shall not settle such proceeding without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed, and (d) Seller shall have the right to participate in the defense of any such proceeding, at the expense of Seller and solely to the extent permitted by applicable Legal Requirements, separate from the counsel employed by Purchaser.

10.8

Tax Claim. Seller shall indemnify and hold harmless Purchaser and each member of the Target Group, and their respective successors and assigns, from and against, and shall compensate and reimburse each of the foregoing for, any Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of the Excluded Taxes (“Tax Claim”).

10.9

Transaction Tax Filings. Seller shall properly and timely make all Tax filings, reports, declarations, or other submissions in connection with the transactions contemplated by this Agreement to the extent required of Seller under applicable Legal Requirements or by any Governmental Authority, including as necessary to establish an exemption (or reduced rate of) Tax or with regard to the Bulletin on Certain Issues regarding Indirect Transfers of Property by Non-Resident Enterprises issued by the State Administration of Taxation of the People’s Republic of China, dated February 3, 2015 (“Bulletin 7,” and all such Tax filings, the “Transaction Tax Filings”). Seller shall provide Purchaser a final draft of any Transaction Tax Filings in respect of the transfer of the Shares or where a member of the Target Group is the relevant taxpayer at least five (5) Business Days prior to their submission for Purchaser’s review and approval. Purchaser shall take reasonable actions and execute documents as applicable or reasonably requested by Seller to allow Seller to file all necessary Transaction Tax Filings. Seller shall deliver to Purchaser copies of any written receipts or confirmations received from a Governmental Authority relating to a Transaction Tax Filing promptly following its receipt of any such receipt or confirmation and any other written notices issued by a Governmental Authority relating to the transactions contemplated by this Agreement promptly following its receipt of any such notice, in each case where a member of the Target Group is the relevant taxpayer. Notwithstanding any other provision of this Agreement, Schedule 8 shall apply in priority in respect of any Transaction Tax Filings and the process for any deductions or withholdings on account of Tax in connection with Bulletin 7.

10.10

Subsidies. Seller shall be entitled to any refunds of Taxes, credits in lieu thereof, or subsidies actually received by the Company, any of its Subsidiaries or Purchaser or its Subsidiaries in respect of the Subsidy Entitlement and that are attributable to a Pre-Closing Tax Period. Purchaser shall use commercially reasonable endeavors to obtain any such refunds, credits or subsidies. Upon the Company’s, any of its Subsidiary’s or Purchaser’s receipt of any such refunds, credits or subsidies (including the use of any such credit to offset Taxes of Purchaser, the Company, any of its Subsidiaries or any of their respective Affiliates), Purchaser shall (i) promptly notify Seller in writing and (ii) pay (or procure the payment) to Seller the amount of such refunds, credits or subsidies (net of any irrecoverable Taxes in respect thereof) no later than ten (10) Business Days after receipt or use of such refunds, credits or subsidies. Seller shall not be entitled to any payment under this Clause 10.10 to the extent the relevant amount in respect of the Subsidy Entitlement has been included as a current asset in the determination of Net Working Capital.

10.11

Tax Refund. Seller shall be entitled to any refunds of Taxes, or credits in lieu thereof that result in an actual cash Tax saving, for the Company, any of its Subsidiaries or Purchaser and that are attributable to a Pre-Closing Tax Period other than any such refund resulting from carrying back of or otherwise benefitting from any Tax attribute in a post-Closing Tax period (“Tax Refund”). Purchaser shall use commercially reasonable endeavors to obtain any such Tax Refunds. Upon the Company’s, any of its Subsidiary’s or Purchaser’s receipt of any Tax Refunds (including the use of any such credit to offset Taxes of Purchaser, the Company, any of its Subsidiaries or any of their respective Affiliates), Purchaser shall (i) promptly notify Seller in writing and (ii) pay (or procure the payment) to Seller the amount of such Tax Refund (net of any irrecoverable Taxes in respect thereof) no later than ten (10) Business Days after receipt or use of such Tax Refund. Seller shall not be entitled to any payment under this Clause 10.11 to the extent the relevant Tax Refund has been included as a current asset in the determination of Net Working Capital.

11.	EMPLOYEE MATTERS

11.1

Employment Transfers. Following the date hereof, to the extent permitted by Legal Requirements, Seller and Purchaser shall work together using commercially reasonable endeavors to transfer the employment of the Business Employees who are employed by Seller or one of its Affiliates (other than a member of the Target Group) as of the applicable date, to a member of the Target Group, in each case, subject to the consent of such Business Employees where required by applicable Legal Requirements.

11.2	Continuation Period. Subject, and in addition, to requirements imposed by applicable Legal Requirements:

11.2.1

For not less than eighteen (18) months following the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause its applicable Affiliate (including any member of the Target Group) to, provide each Business Employee with (i) an annual base salary or wage rate, as applicable, (ii) incentive compensation opportunities and (iii) employee benefits (including severance) that are in each case (i) through (iii) no less favorable in the aggregate than those provided to such Business Employee immediately prior to the Closing.

11.2.2

Purchaser shall, or shall cause its applicable Affiliates (including any member of the Target Group) to, provide each Business Employee with full credit for all purposes under (i) the Company Benefit Plans and (ii) each other employee benefit plan, policy or arrangement maintained or made available for the benefit of Business Employees as of and after the Closing Date by Purchaser or any of its Affiliates, for such Business Employee’s service prior to the Closing Date with Seller and its applicable Subsidiaries and their respective predecessors; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service; and

11.2.3	To the extent applicable, Purchaser shall, or shall use its reasonable endeavors to cause its applicable Affiliates (including the members of the Target Group) to:

11.2.3.1

waive any limitation on health and welfare coverage of such Business Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Purchaser or any of its Affiliates (including the members of the Target Group); and

11.2.3.2

credit each such Business Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Seller or any of its Subsidiaries prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any Benefit Plan of Purchaser or any of its Affiliates for such year.

11.3

Annual Cash Bonuses11.3.1 . Purchaser shall, or shall cause one of its Affiliates to, assume all unpaid cash incentive amounts, including cash bonuses, commissions, short-term incentives, 13th and 14th month salaries and annual wage supplement, that are earned, credited or accrued as of the Closing Date in respect of each Business Employee, to the extent that they are fully and accurately accrued and included in the current liabilities of the Net Working Capital (the “Assumed Incentive Amount”). Purchaser shall, or shall cause one of its Affiliates to, pay to the Business Employees the Assumed Incentive Amount in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing Date at such time as such amounts would have been paid to the Business Employees by Seller or one of its Subsidiaries had the Closing not occurred; provided that the aggregate cash incentive amount paid to Business Employees for the year in which the Closing Date occurs shall not be less than the Assumed Incentive Amount.

11.4	Severance.

11.4.1

At the Closing, Seller shall establish a special severance escrow fund and Purchaser shall deposit with the Escrow Agent an amount equal to the Severance Escrow Amount (pursuant to paragraph 2 of Part 2 of Schedule 3) in order to provide for the reimbursement to Purchaser of certain cash severance payments (the “Severance Payment(s)”) required to be paid to certain Business

Employees, in accordance with relevant employment agreements and written severance plans of the Target Group that apply to such employee immediately prior to the Closing, who are identified as management-level and professional-level employees and set forth on Section 11.4.1 of the Seller Disclosure Letter (“Severance Payees”) and whose employment is terminated by a member of the Target Group without Cause (a “Qualifying Termination”) during the period between the Closing Date and the third anniversary of the Closing Date (the “Severance Escrow Period”), as further set forth in this Clause 11.4. “Cause” for purposes of this Clause 11.4 means any reason or grounds where an employer is legally permitted to terminate the employment of a Severance Payee without paying severance in accordance with applicable law.

11.4.2

For purposes of this Clause 11.4, the Severance Payments shall in each case be measured as though the applicable Qualifying Termination occurred on the Closing Date based solely on the applicable Severance Payee’s (i) years of service accrued with a member of the Target Group, (ii) title and seniority level and (iii) compensation and benefits levels, in each case (i) through (iii) measured as of immediately prior to the Closing, provided that such reimbursement shall not include any severance amounts that are not based on years of service with a member of the Target Group. Notwithstanding anything to the contrary in this Agreement or otherwise, (x) Seller shall have no responsibility, obligation or liability to Purchaser or any of its Affiliates for any severance or termination payments or benefits to any Persons individually or in aggregate in excess of the amounts available in the Special Severance Escrow Fund, and (y) Purchaser shall be responsible for any severance or other termination payments or benefits to each Severance Payee in excess of the applicable Severance Payment, including any such payments or benefits that accrue based on the Severance Payee’s service to the Target Group on or after the Closing Date and any other payments, penalties or other costs in respect of a wrongful termination of a Severance Payee.

11.4.3

Purchaser shall provide Seller, no later than thirty (30) days following the end of each anniversary the Closing Date during the Severance Escrow Period, an executive officer’s certificate setting forth a schedule (the “Severance Schedule”) of Severance Payees who have experienced a Qualifying Termination during the preceding one (1)-year anniversary period and the amounts of Severance Payments based on the Severance Schedule, and Seller and Purchaser shall discuss in good faith and agree on such amounts of Severance Payments to be released to Purchaser within twenty (20) days after receipt of the Severance Schedule (“Annual Severance Payment”). No later than thirty (30) days after receipt of the Severance Schedule following such agreement of the Annual Severance Payment, to the extent there are amounts available in the Special Severance Escrow Fund, Seller and Purchaser shall jointly instruct the Escrow Agent to release such Annual Severance Payment to Purchaser in accordance with the Escrow Agreement.

11.4.4

Purchaser and its Affiliates shall not be permitted to re-hire (whether as an employee, independent contractor or under any other contract for service) any Severance Payee who experiences a Qualifying Termination within the Severance Escrow Period, for a period of twelve (12) months after the date of the Qualifying Termination. To the extent that Purchaser or one of its Affiliates so re-hires any such Severance Payee within twelve (12) months after the date of the Qualifying Termination, Purchaser shall promptly inform Seller in writing and reimburse Seller for the amount of Severance Payments released from the escrow account with respect to such Severance Payee.

11.4.5

Following the sixtieth (60th) Business Day after the end of the Severance Escrow Period, Seller and Purchaser shall instruct the Escrow Agent to release all unpaid Severance Escrow Funds to Seller in accordance with the Escrow Agreement.

11.5

Vacation and Paid Time Off. Unless otherwise required under applicable Legal Requirements, a collective bargaining agreement or other agreement with any labor or trade union, works council, employee representative or association or other labor organization that applies to any Business Employee, Purchaser and its Affiliates shall (a) credit each Business Employee with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Business Employee had with the Company, Seller or any of its Subsidiaries as of immediately prior to the Closing Date and (b) permit each Business Employee to use such accrued but unused vacation time, paid time off and other time-off benefits, and continue to accrue vacation time, paid time off and other time-off benefits, in each case, in the same manner and upon the same terms and conditions as the Business Employee would have been so permitted under the terms and conditions of the applicable policies of the Company, either Seller or any of its Subsidiaries in effect for the year in which such Closing Date occurs. Seller shall assume the liability for the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Business Employee had with the Company, Seller or any of its Subsidiaries as of immediately prior to the Closing Date, in each case, only to the extent not accrued and accounted for in the Net Working Capital as of the Benchmark Time.

11.6

Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by Seller, Purchaser shall not make any written or oral communications pertaining to the transfer of Business Employees, any compensation or benefits matters or any redundancy and layoff plans, in each case, that may affect the Business Employees in connection with the Transactions.

11.7

Collective Bargaining Agreements. Seller and Purchaser shall, and shall cause their Affiliates to, cooperate and take all steps, on a timely basis, to notify, inform, consult with, and negotiate (as applicable) the effect, impact, terms or timing of the Transactions with each labor or trade union, works council, employee representative or association or other labor organization or Governmental Authority as required under applicable Legal Requirements or the terms of any collective bargaining or other labor agreement.

11.8

No Third-Party Beneficiaries. Nothing contained in this Clause 11, express or implied, is intended to confer upon any Person not a party hereto (including any Business Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever (whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or otherwise), including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.

12.	TERMINATION

12.1	Termination. This Agreement may be terminated at any time prior to the Closing:

12.1.1	by the mutual written consent of Purchaser and Seller;

12.1.2

by Seller, if Purchaser shall have breached any Purchaser Warranty or failed to comply with any covenant or agreement applicable to Purchaser that would cause any Closing Condition set forth in Clause 4.2 not to be satisfied and:

12.1.2.1	such Closing Condition is incapable of being satisfied by the Outside Date; or

12.1.2.2

such breach has not been cured on or prior to the earlier of (A) the date that is sixty (60) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform or (B) the day prior to the Outside Date;

provided that (i) the right to terminate this Agreement under this Clause 12.1.2 shall not be available to Seller if Seller is then in material breach of any warranty or covenant contained in this Agreement and (ii) the failure by Purchaser to deliver the Purchase Price at the Closing by the date the Closing is required to have occurred pursuant to this Agreement shall not be subject to cure unless otherwise expressly agreed to in writing by Seller;

12.1.3

by Purchaser, if Seller shall have breached any warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Clause 4.1 not to be satisfied and:

12.1.3.1	such Closing Condition is incapable of being satisfied by the Outside Date; or

12.1.3.2

such breach has not been cured on or prior to the earlier of (A) the date that is sixty (60) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform or (B) the day prior to the Outside Date;

provided that the right to terminate this Agreement under this Clause 12.1.3 shall not be available to Purchaser if Purchaser is then in material breach of any warranty or covenant contained in this Agreement;

12.1.4	by either Seller or Purchaser, if the Closing has not occurred by April 1, 2024 (as may be extended by mutual consent in writing of the parties hereto, the “Outside Date”); provided that:

12.1.4.1

the right to terminate this Agreement under this Clause 12.1.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date;

12.1.4.2

the Outside Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority solely arising or resulting from any local, national or international shutdown, lockdown or other event, development or occurrence related to COVID-19 or any other epidemic, pandemic, public health emergency or disease outbreak to the extent required to satisfy the condition set forth in Clause 4.3.1;

12.1.5

by either Seller or Purchaser in the event that any Governmental Authority shall have issued an Order that permanently enjoins or otherwise makes illegal the sale of the Shares pursuant to this Agreement and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Clause 12.1.5 shall not be available to any Party whose actions have been the proximate cause of, or have resulted in, the issuance of such Order; or

12.1.6

by Seller, if (i) all of the Closing Conditions set forth in Clause 4.1 and Clause 4.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Seller has given Purchaser written notice that it irrevocably commits to consummate the Transactions and (iii) Purchaser fails to consummate the Closing within three (3) Business Days of the date the Closing should have occurred pursuant to Clause 6.1.

12.1.7

by Purchaser, if (i) all of the Closing Conditions set forth in Clause 4.2 and Clause 4.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Purchaser has given Seller written notice that it irrevocably commits to and is ready and willing and able to consummate the Transactions and (iii) Seller fails to consummate the Closing within three (3) Business Days of the date the Closing should have occurred pursuant to Clause 6.1.

12.2

Notice of Termination. If this Agreement is terminated pursuant to Clause 12.1, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating the Agreement).

12.3

Effect of Termination. If this Agreement is terminated in accordance with Clause 12.1 and Clause 12.2, all rights and obligations of the parties hereto shall terminate without any liability of any party or other Person; provided that

12.3.1

the rights and obligations of the parties hereto under Clause 1 (Definitions and Interpretation), Clause 3.1 (Deposit), the penultimate sentence of Clause 5.6 (Non-Solicitation; Non-Hire), this Clause 12.3 (Effect of Termination), Clauses 14 (Confidentiality), 15 (Notices), 16 (Assignment), 17 (Costs and Expenses), 18 (Severability), 19 (Third Party Rights), 20 (Counterparts), 21 (Variation and Waiver), 22 (Entire Agreement), 24 (Governing Law; Dispute Resolution), 25 (Specific Performance) and 26 (Miscellaneous) shall survive any termination of this Agreement.

12.3.2	subject to Clause 3.1, nothing herein shall relieve any Party to this Agreement from liability for Willful Breach of any covenant or agreement contained herein occurring prior to termination or fraud.

12.4	No Right to Rescission. Save as provided in this Clause 12 or in the case of fraud, no Party shall have any right to rescind or terminate this Agreement in any circumstances whatsoever.

13.	ANNOUNCEMENTS

13.1

Public Announcements. None of Seller or its Subsidiaries, Purchaser or its Affiliates or any Representative of any such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except:

13.1.1

as may be required by Legal Requirement or stock exchange rules or as Seller deems necessary or advisable to comply with its continuous disclosure or other obligations under applicable listing rules, in which case the party seeking to publish such press release or public announcement shall use reasonable endeavors to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing will not restrict or prohibit Seller, its Subsidiaries or the Company from making any announcement to their employees, customers and other business relations to the extent Seller, its Subsidiaries or the Company reasonably determines in good faith that such announcement is necessary or advisable, or

13.1.2

to the extent the contents of such release or announcement have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Clause 13.

13.2	Initial Press Release. The parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form agreed to by Seller and Purchaser.

14.	CONFIDENTIALITY

14.1

The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Purchaser and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided that:

14.1.1

Purchaser’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Company and the Business (or the terms of the Transaction Agreements); and

14.1.2

for all other Confidential Information (“Non-Business Evaluation Material”), Purchaser agrees that it shall not use or disclose Non-Business Evaluation Material for any purpose whatsoever, and shall promptly destroy or cause to be destroyed all Non-Business Evaluation Material in its possession or in the possession of any of its Representatives, without retaining any copy thereof in any form or medium; provided, however, any of Purchaser and its Representatives shall not be required to destroy Non-Business Evaluation Material that is contained in an archived computer system in accordance with its ordinary security, backup and/or disaster recovery procedures, or pursuant to any Legal Requirement; provided, further, any such retained Non-Business Evaluation Material shall remain subject to the confidentiality obligations hereunder;

14.1.3

provided, further, that each of Purchaser or its Affiliates reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Seller of the existence, terms and circumstances surrounding such request and consults with Seller on the advisability of taking steps available under Legal Requirements of any applicable jurisdiction to resist or narrow such request; (iii) it exercises its commercially reasonable endeavors to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent itself from being held in contempt or becoming subject to any other penalty under Legal Requirements of any applicable jurisdiction.

14.2

It the Closing occurs, Seller agrees that from the Closing it shall not use or disclose Business-Related Evaluation Material for any purpose whatsoever, and shall promptly destroy or cause to be destroyed all Business-Related Evaluation Material in its possession or in the possession of any of its Affiliates or Representatives, without retaining any copy thereof in any form or medium; provided, however, any of Seller and its Affiliates or Representatives shall not be required to destroy Business-Related Evaluation Material that is contained in an archived computer system in accordance with its ordinary security, backup and/or disaster recovery procedures, or pursuant to any Legal Requirement; provided, further, any such retained Business-Related Evaluation Material shall remain subject to the confidentiality obligations hereunder. If Seller or any of its Affiliates or Representatives receives a request to disclose all or any part of Business-Related Evaluation Material under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority and Seller reasonably determines it is legally obligated to disclose, to the extent not inconsistent with such request, Seller shall (i) notify Purchaser of the existence, terms and circumstances surrounding such request and consults with Purchaser on the advisability of taking steps available under Legal Requirements of any applicable jurisdiction to resist or narrow such request, (ii) exercise its commercially reasonable endeavors to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Business-Related Evaluation Material; and (iii) disclose only such Business-Related Evaluation Material obligated to disclose to prevent itself from being held in contempt or becoming subject to any other penalty under Legal Requirements of any applicable jurisdiction.

14.3	If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

15.	NOTICES

Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made: (a) when personally delivered, (b) the day of sending, if sent by email transmission prior to 9:00 p.m. on any Business Day or the next succeeding Business Day if sent after 9:00 p.m. on any Business Day or on any day other than a Business Day or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient Party has specified by prior notice given to the sending Party in accordance with this Clause 15):

To Purchaser at:

No. 1 2nd Bibao Road, Baolong sub-district,

Longgang District, Shenzhen, PRC

Attention:    Yan Zhang

Lin Lin

Email:     vivian.zhang@byd.com

lin.lin@byd.com

To Seller at:

Jabil Inc.

10800 Roosevelt Blvd.

St. Petersburg, FL 33716

Attention:    Kristine Melachrino

Susan Wagner-Fleming

Email: Kristine_Melachrino@jabil.com

Susan_Wagner-Fleming@jabil.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:    Allison R. Schneirov

   Jonathan B. Stone

Alexandra J. McCormack

Email: Allison.Schneirov@skadden.com

Jonathan.Stone@skadden.com

Alexandra.McCormack@skadden.com

16.	ASSIGNMENT

16.1

This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no Party hereto may assign any right or obligation hereunder without the prior written consent of the other Parties, and any assignment in violation of this Clause 16 shall be null and void.

16.2

Notwithstanding the foregoing Clause 16.1, Seller may assign this Agreement or all of its rights or obligations hereunder to any of its Affiliates without Purchaser’s prior written consent (but with notice to Purchaser).

16.3

Notwithstanding the foregoing Clause 16.1, Purchaser may assign its rights to acquire the shares of the Company and direct such assignee to make payment pursuant to Clause 3.3 under this Agreement (provided that Purchaser shall remain responsible for all of its obligations pursuant to this Agreement) to any of its wholly owned Affiliates without Seller’s prior written consent (but with notice to Seller).

16.4	Notwithstanding anything to the contrary in this Clause 16, no assignment shall relieve the assigning Party of its obligations hereunder.

17.	COSTS AND EXPENSES

Whether or not the Transactions are consummated, unless otherwise expressly provided herein, and except as otherwise specified in the Transaction Agreements, each Party hereto shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.

18.	SEVERABILITY

18.1

Each of the provisions of this Agreement is severable, if any such provision is held to be or becomes illegal, invalid, void or unenforceable in whole or in part under the Legal Requirements of any applicable jurisdiction, then:

18.1.1	such provision shall:

18.1.1.1	have no effect to the extent that it is illegal, void, invalid or unenforceable and shall be deemed not to be included in this Agreement; and

18.1.1.2

not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the applicable Legal Requirements of any other jurisdiction of such provision or any other provision of this Agreement; and

18.1.2	and the Parties shall use all reasonable endeavors to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

19.	THIRD PARTY RIGHTS

19.1

Unless otherwise expressly provided under this Agreement or this Clause 19, a person who is not a party to this Agreement shall not have any right to enforce any of the terms of this Agreement, whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or otherwise (a “Third Party”) and the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of and without notice to any Third Party.

19.2	The Parties acknowledge and agree that

19.2.1	the D&O Indemnitees and their respective successors, heirs and legal Representatives shall have the right to enforce Clause 9.3 of this Agreement; and

19.2.2	the Seller Releasees shall have the right to enforce Clause 26.2 of this Agreement.

20.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21.	VARIATION AND WAIVER

21.1	This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by Seller and Purchaser.

21.2

No failure or delay by a Party in exercising any right or remedy provided by Legal Requirement or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

21.3	The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

22.	ENTIRE AGREEMENT

This Agreement and the other Transaction Agreements together set out the whole agreement between the Parties in respect of the Transactions, and supersede any prior agreement, arrangement or understanding (whether oral or written) relating to the Transactions.

22.1	It is agreed that:

22.1.1

No Party has relied on or shall have any claim or remedy in respect of any statement, representation, warranty, covenant, undertaking or agreement made by or on behalf of the other Party (or any of its Representatives) in relation to the Transactions other than the warranties that are expressly set out in this Agreement or any other Transaction Agreement;

22.1.2

any terms or conditions implied by applicable Legal Requirements in any jurisdiction in relation to the Transactions are excluded to the fullest extent permitted by applicable Legal Requirements or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

22.1.3	the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Agreement shall be for breach of this Agreement or the relevant Transaction Agreement; and

22.1.4

except for any liability in respect of a breach of this Agreement or any other Transaction Agreement, no Party (or any of its Representatives) shall owe any duty of care or have any liability in tort, contract or otherwise to the other Party (or their respective Representatives) in relation to the Transactions provided that this Clause 22.1.4 shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

22.2	Each Party agrees to the terms of this Clause 22 on its own behalf and as agent for each of its Representatives.

23.	FURTHER ASSURANCE

23.1

From time to time following the Closing, Seller shall, and shall cause its Subsidiaries to, and Purchaser shall, and shall cause its Affiliates (including following Closing the Target Group) to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party; provided that except as otherwise provided in this Agreement or any of the Transaction Agreements, nothing in this Clause 23 shall require any Party hereto or any of their respective Affiliates to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party following the Closing.

23.2	In furtherance, and not by way of limitation, of the foregoing, if after the Closing:

23.2.1

any member of the Seller Group, or Purchaser or any of its Affiliates, discovers that any assets and properties owned, leased or licensed by the Target Group that are not used or held for use exclusively in connection with the Business were retained by or transferred to the Target Group, then Purchaser shall, and shall cause its Affiliates to:

23.2.1.1	immediately cease using such assets and properties; and

23.2.1.2

cooperate with Seller to transfer or assign such assets and properties to Seller (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Legal Requirements and execute and deliver any amendments or supplements to this Agreement, exhibits, schedules or the Seller Disclosure Letter, as applicable, to transfer such assets and properties to Seller (or its designee) effective as of the Closing Date; and

23.2.2

any member of the Seller Group, or Purchaser or any of its Affiliates, discovers that any assets or properties owned, leased or licensed by any member of the Seller Group that are exclusively related to, used or held for use in connection with the Business were not retained by or transferred to the Target Group, then Seller shall, and shall cause its Subsidiaries to:

23.2.2.1	immediately cease using such assets and properties; and

23.2.2.2

cooperate with Purchaser to transfer or assign such assets and properties to Purchaser (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Legal Requirements and execute and deliver any amendments or supplements to this Agreement, exhibits, schedules or the Seller Disclosure Letter, as applicable, to transfer such assets and properties to Purchaser effective as of the Closing Date.

The parties agree to use their reasonable best endeavors to structure any transfer of assets and properties referred to in this Clause 23.2 in a manner that minimizes applicable Taxes and is equitable for the parties hereto and the Target Group.

23.3	Following the Closing, Seller shall, and shall cause its Subsidiaries to, promptly deliver to Purchaser:

23.3.1	any mail, packages, orders, inquiries and other communications addressed to Seller or its Subsidiaries exclusively relating to the Business; and

23.3.2	any assets or property that Seller or its Subsidiaries receive and that properly belongs to the Target Group (including any assets or property exclusively related to the Business).

23.4	After the Closing, Purchaser shall, and shall cause its Affiliates to, promptly deliver to Seller:

23.4.1

any mail, packages, orders, inquiries and other communications addressed to Seller or any of its Affiliates or relating to a business, product line or asset of Seller or its Affiliates other than the Business (to the extent not exclusively related to the Business); and

23.4.2

any assets or property that Purchaser or its Affiliates receive and that properly belongs to Seller or any of its Affiliates (including any assets or property of Seller or its Affiliates that are not exclusively related to the Business).

23.5	If, following the Closing,

23.5.1	Seller, or any of its Subsidiaries, receives any funds belonging to Purchaser or its Affiliates in accordance with the terms of this Agreement, Seller shall, or shall cause its Subsidiaries to:

23.5.1.1	promptly advise Purchaser or its applicable Affiliate;

23.5.1.2	segregate and hold such funds in trust for the benefit of Purchaser or its applicable Affiliate; and

23.5.1.3	promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Purchaser; and

23.5.2	Purchaser or any of its Affiliates receives any funds belonging to Seller or its Affiliates in accordance with the terms of this Agreement, Purchaser shall, or shall cause its Affiliates to:

23.5.2.1	promptly advise Seller or its applicable Affiliates;

23.5.2.2	segregate and hold such funds in trust for the benefit of Seller or its applicable Affiliates; and

23.5.2.3	promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Seller.

24.	GOVERNING LAW; DISPUTE RESOLUTION

24.1

This Agreement and any claim, dispute, suit, action or other Proceeding (including non-contractual claims, disputes, suits, actions or other Proceedings) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the substantive law of Hong Kong.

24.2

All disputes, controversies, differences or claims arising out of or in connection with this Agreement (including, but not limited to, any dispute or question concerning the existence, validity, formation, effect, interpretation, performance or termination of this Agreement, but excluding those relating to the Final Closing Statement which shall be resolved in accordance with Schedule 6 to this Agreement), shall be referred to and finally resolved by binding arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. Any arbitration initiated pursuant to or in accordance with this Clause 24.2 of this Agreement shall be conducted as follows:

24.2.1	the seat of the arbitration shall be Singapore;

24.2.2	the arbitration proceedings shall be conducted in English;

24.2.3	the arbitral tribunal shall consist of three (3) arbitrators;

24.2.4

any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties. To the extent permitted by applicable law, the Parties hereto irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority;

24.2.5	judgment upon any award rendered may be entered for enforcement in any court having jurisdiction; and

24.2.6

in respect of any court proceedings in Singapore commenced under the International Arbitration Act 1994 in relation to the arbitration, the parties agree (a) to commence such proceedings before the Singapore International Commercial Court (the “SICC”); and (b) in any event, that such proceedings shall be heard and adjudicated by the SICC.

25.	SPECIFIC PERFORMANCE

25.1

The Parties hereby acknowledge and agree that the failure of either Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other Party, for which damages alone, even if available, will not be an adequate remedy.

25.1.1

Without limiting the generality of the foregoing, each Party hereby agrees and undertakes that the Parties shall be entitled to the remedies of injunction, specific performance or other equitable relief from any court or tribunal of competent jurisdiction for any threatened or actual breach of the terms of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such Party’s obligations (including the taking of such actions as are required of such Party to consummate the Transactions), this being in addition to and without prejudice to any other rights or remedies to which either Party is entitled under this Agreement.

25.1.2

The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that, such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

25.2	Except as otherwise provided in this Agreement, each Party further agrees that:

25.2.1

by seeking the remedies provided for in this Clause 25 a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Clause 25 are not available or otherwise are not granted;

25.2.2

nothing set forth in this Clause 25 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Clause 25 prior to or as a condition to exercising any termination right under Clause 12, nor shall the commencement of any action pursuant to this Clause 25 or anything set forth in this Clause 25 restrict or limit any such Party’s right to terminate this Agreement in accordance with Clause 12 or pursue any other remedies under this Agreement that may be available then or thereafter; and

25.2.3

if any Party hereto brings any action to enforce specifically the performance of the terms and conditions hereof by the other Party, the Party bringing such action may unilaterally extend the Outside Date (notwithstanding the termination provisions of Clause 25), so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

26.	MISCELLANEOUS

26.1	Survival.

26.1.1

The warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall survive the Closing and terminate one (1) year following the Closing Date and no Claim or other claim shall be made by Purchaser or Seller against Seller or Purchaser (as applicable) and no Party shall have any liability, in any such case following Closing on account of any breach or violation of or inaccuracy in any such warranty except to the extent expressly set forth in Schedule 7. Notwithstanding the foregoing, the Tax Warranties and Tax Claim shall survive the Closing and terminate five (5) years following the Closing Date.

26.1.2

The covenants and agreements contained in this Agreement that are to be performed or complied with at or prior to the Closing shall not survive, and shall terminate on, the Closing and no Claim or other claim shall be made by Purchaser or Seller against Seller or Purchaser (as applicable), and no Party shall have any liability with respect thereto, following the Closing.

26.1.3

The Post-Closing Covenants shall survive the Closing until performed in accordance with their terms and no Post-Closing Covenant Claim shall be made by Purchaser or Seller against Seller or Purchaser (as applicable), and no Party shall have any liability with respect thereto, except to the extent expressly set forth in Schedule 7.

26.2	Certain Releases.

26.2.1

Except in the case of fraud, Purchaser, for itself and on behalf of its Affiliates (including, after the Closing, the Target Group) and its and their Representatives, intends to and acknowledges and agrees that, from and after the Closing, to the fullest extent permitted by law, including by contractually shortening the applicable statute of limitations, any and all rights, claims and causes of action it has or may have against any Seller or any of its Affiliates or its or their respective Representatives (each, a “Seller Releasee”) relating to or accruing from (i) operation of the Business, (ii) the negotiation, execution or performance of this Agreement, the other Transaction Agreements or the Transactions, (iii) any inaccuracy or breach of any warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Seller Disclosure Letter and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith, (iv) any information (whether written or oral), documents or materials furnished in connection with the Transactions or (v) any COVID-19 Measure taken prior to the Closing, are hereby irrevocably and unconditionally waived and released and covenants not to initiate any Proceeding relating to the foregoing against any Seller Releasee; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to this Agreement or any other Transaction Agreement with respect to enforcing the terms of this Agreement or such other Transaction Agreement, respectively, against any other party hereto or thereto.

26.2.2

Without limiting the generality of this Clause 26.2.2 and notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, Purchaser shall not bring or maintain, and shall cause each of its Affiliates (including, after the Closing, the Target Group) and its and their respective Representatives not to bring or maintain, any claim or cause of action against any Seller Releasee, and no recourse shall be sought or granted against any Seller Releasee, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the warranties, covenants, undertakings or agreements of Seller, the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered in connection with the Transactions, the subject matter of this Agreement, the other Transaction Agreements, the Seller Disclosure Letter, or the Transactions, the Business or the ownership, operation, management, use or control of the Business, any of its assets, or any actions or omissions at, or prior to, the Closing; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to this Agreement or any other Transaction Agreement with respect to enforcing the terms of this Agreement or such other Transaction Agreement, respectively, against any other party hereto or thereto.

26.2.3

Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Seller Releasee (other than Seller) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Releasee (other than Seller) for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

26.2.4

Purchaser unconditionally and irrevocably acknowledges and agrees that (i) the agreements contained in this Clause 26.2 are an integral part of this Agreement and the Transactions and (ii) without the agreements set forth in this Clause 26.2, Seller would not enter into this Agreement or otherwise agree to consummate the Transactions.

26.3	Provision Regarding Legal Representation.

26.3.1

It is acknowledged by each Party hereto that Seller has retained Skadden to act as its counsel in connection with the Transactions and that Skadden has not acted as counsel for any other party in connection with such Transactions.

26.3.2

The parties agree that, in the event that a dispute arises after the Closing between Purchaser, the Company or their Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, Skadden may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Purchaser, the Company or their Affiliates, and even though Skadden may have represented the Company or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or any of their Affiliates. Purchaser further agrees that, all communications among Seller, the Company or any of their respective Affiliates, on the one hand, and their counsel, including Skadden, on the other hand, that relate in any way to the Transactions shall be deemed attorney-client or solicitor-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client or solicitor-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Purchaser, the Company or any of their Affiliates.

26.3.2.1

The Privileged Communications are (and upon the Closing shall remain) the property of Seller, and from and after the Closing, none of Purchaser, the Company, their Affiliates or any Person purporting to act on behalf of or through Purchaser, the Company or their Affiliates will seek to access, use or obtain such communications, whether by seeking a waiver of the attorney-client or solicitor-client privilege or through other means.

26.3.2.2

As to any such Privileged Communications made prior to the Closing Date, Purchaser, together with its Affiliates (including the Company), successors and assigns, further agree that no such party may access, use or rely on any of the Privileged Communications in any Proceeding against or involving any of the parties hereto after the Closing.

26.3.2.3	The Privileged Communications may be used by Seller in connection with any dispute that relates in any way to the Transactions.

26.3.3

Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or any of their Affiliates, on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, the Company and its Affiliates may assert the attorney-client or solicitor-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided that none of the Company nor its Affiliates may waive any such privilege without the prior written consent of Seller.

26.4	Reliance on Counsel and Other Advisors. Each Party hereto has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.

SCHEDULE 1

SELLER REORGANIZATION

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SCHEDULE 2

CONDUCT OF BUSINESS PRIOR TO CLOSING

1.

Subject in all cases to paragraph 2 through 4 of this Schedule 2, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Seller shall, and shall cause the Target Group to, in each case, with respect to the Business:

1.1	use commercially reasonable endeavors to operate the Business in the ordinary course of business consistent with past practice;

1.2

use commercially reasonable endeavors to ensure that the Cash as of the Benchmark Time does not exceed US$100,000,000 insofar as reasonably practicable and is otherwise in compliance with the other provisions of paragraph 1 of this Schedule 2;

1.3	use commercially reasonable endeavors to preserve substantially intact their business organization and assets;

1.4

use commercially reasonable endeavors to keep available the services of the current officers, management-level and professional-level employees and consultants of the Target Group and Seller Entities, subject to paragraph 1.7(q) of this Schedule 2;

1.5

use commercially reasonable endeavors to preserve the current relationships of the Target Group and Seller Entities with customers, suppliers and other Persons with which they have significant business relations;

1.6	use commercially reasonable endeavors to keep and maintain their tangible assets and properties in good repair and normal operating condition, wear and tear excepted; and

1.7	not do any of the following without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed):

(a)	amend the organizational documents of any member of the Target Group in a manner materially adverse to Purchaser or the Target Group;

(b)	split, reverse split, combine, subdivide or reclassify the outstanding capital stock of any member of the Target Group;

(c)

except for (A) transactions in the ordinary course of business, (B) indebtedness that will be settled in full or terminated or canceled at or before the Closing, (C) indebtedness incurred under credit facilities in existence as of the date hereof and (D) indebtedness in respect of currency or interest rate hedges entered into to hedge currency or interest rate risks arising in the ordinary course of business and not for speculative purposes:

(i)	incur in excess of US$10,000,000 of indebtedness for borrowed money;

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(ii)	enter into any Contract involving financing or borrowing of money; or

(iii)	assume, guarantee or endorse the obligations of any Person if, in each case, such obligations would be obligations of the Target Group following the Closing;

(d)

materially amend, waive, modify or consent to the termination of any Material Contract, or materially amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract, in each case other than in the ordinary course of business consistent with past practice and other than expiration and renewals of Material Contracts pursuant to their terms;

(e)

permit any of the material assets of the Business to become subjected to any Encumbrance other than (A) those Encumbrances which will be removed at or prior to Closing, (B) Permitted Encumbrances or (C) Encumbrances incurred in the ordinary course of business consistent with past practice;

(f)

other than as otherwise permitted pursuant to this Schedule 2, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(g)	with respect to the Target Group, fail to maintain its corporate existence or merge or consolidate with any other Person or enter into any joint venture or similar venture with any other Person;

(h)	enter into any Contract with any Related Party of the Seller Group, except for Contracts that will be terminated in accordance with Clause 5.11.1.1 of this Agreement;

(i)

except in the ordinary course of business or in order to settle, pay, repay, capitalize, restructure or unwind existing intercompany loans or indebtedness between or among Seller or one of its Affiliates and the Target Group, purchase any securities or make any material investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, or otherwise acquire direct or indirect control over any Person;

(j)

authorize, or make any commitment with respect to, any single capital expenditure that is in excess of US$20,000,000 or capital expenditures that are, in the aggregate, in excess of US$285,000,000 for the Business as a whole;

(k)

except in the ordinary course of business and for Permitted Encumbrances, transfer, lease (other than renewals of existing leases), sublease or otherwise dispose of any material properties or assets of the Business;

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(l)

declare or set aside any dividends or distributions on any equity interest of any member of the Target Group (in cash or in kind) to the extent such dividends or distributions are payable after the Closing;

(m)

compromise, settle or grant any release of any claim relating to any Proceeding where the amount involved is in excess of US$1,000,000 or involves a material restriction upon the operations of the Business;

(n)

make any material change to any accounting method or system of internal accounting control of the Business, except as may be appropriate to conform to changes in Legal Requirements, regulatory accounting requirements, GAAP, PRC GAAP, IFRS or in the ordinary course of business;

(o)	permit the lapse of any material existing policy of insurance relating to the Business (other than where renewed or replaced on substantially similar terms);

(p)

accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(q)

except (A) as may be required by the terms of a Benefit Plan or collective bargaining agreement, (B) as the Seller Group shall be solely obligated to pay and as would not result in a liability to Purchaser or the Company or (C) in the ordinary course of business:

(i)	materially increase the compensation or benefits of any Business Employee;

(ii)	enter into, adopt, amend or terminate any Company Benefit Plan;

(iii)

hire any Person as a Business Employee, other than the hiring of Business Employees with a gross annual base salary not in excess of US$110,000, or terminate the employment, other than a termination for Cause (as defined in Clause 11.4.1) or in accordance with Article 39 and Article 40 of Employment Contract Law of the PRC, of any Business Employee with a gross annual base salary in excess of US$110,000; or

(iv)	enter into any new local collective bargaining agreement (other than the renewal of any existing local collective bargaining agreements) with respect to Business Employees;

(r)

make, revoke or modify any Tax election, settle or compromise any Tax liability or file (or amend) any Tax return other than on a basis consistent with past practice or where a mistake has been identified;

(s)	enter into any agreement or commitment to do any of the foregoing.

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2.

Notwithstanding the other provisions of this Agreement, neither Clause 5.1 or this Schedule 2 shall apply to, and neither Seller nor the Target Group shall be prevented or restricted from, or required to refrain from, any act:

2.1	which is contemplated, required or permitted by (or which is necessary in order to implement) the terms of this Agreement (including the Reorganization) or the other Transaction Agreements;

2.2	which is required by Legal Requirement or Contract existing as of the Cutoff Time;

2.3

which is disclosed in the Seller Disclosure Letter or this Agreement or the Unaudited Financial Information or is consistent with any agreement, arrangement, policy or practice Fairly Disclosed in the Data Room or the Seller Public Filings;

2.4	with the consent of Purchaser; or

2.5

reasonably undertaken by any Seller Entity or any member of the Target Group in the case of an emergency or disaster with the intention of minimizing any adverse effect on the Target Group and Purchaser (and of which Purchaser will be notified as soon as reasonably practicable).

3.

Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Seller and the Target Group from taking or failing to take any action in good faith (including the establishment of any policy, procedure or protocol) in reasonable response to or related to any (i) Contagion Event, (ii) COVID-19 Measures or (iii) change in Legal Requirement or policy (including guidelines and directives of industry groups) relating to or resulting from any Contagion Event or COVID-19 Measures.

4.

Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Business or the Target Group prior to the Closing. Prior to the Closing, Seller shall, and shall cause the Target Group to exercise, consistent with the terms and conditions of this Agreement, control and supervision over the operations of the Business and the Company.

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SCHEDULE 3

COMPLETION

Part 1

Actions to be taken by Seller

At Closing, Seller shall procure the delivery to Purchaser of:

1.	certificates evidencing the Shares;

2.	instrument(s) of transfer in respect of the Shares duly executed by Seller in favor of Purchaser;

3.	copy of the minutes of a duly held meeting of the directors of the Company (or written resolutions of the directors of the Company), approving and authorizing:

3.1	the transfer of the Shares to Purchaser;

3.2	the cancellation of old share certificates in respect of the Shares issued in the name of Seller;

3.3

the resignation of the existing directors of the Company and subject to them consenting to act, the appointment of the new directors to be nominated by Purchaser at least ten (10) Business Days prior to the Closing Date, with such resignations and appointments conditional on, and taking effect as of, Closing;

3.4

subject to (i) the transfer of the Shares being duly stamped and evidence thereof having been delivered to the Company and (ii) delivery to the Company of an instrument(s) of transfer in respect of the Shares in favor of Purchaser duly executed by Purchaser, the entry of the name of Purchaser into the electronic register of members maintained by the Accounting and Corporate Regulatory Authority of Singapore as the holder of the Shares and the making of such other entries into other corporate records of the Company as may be necessary; and

3.5

subject to (i) the transfer of the Shares being duly stamped and evidence thereof having been delivered to the Company and (ii) delivery to the Company of an instrument(s) of transfer in respect of the Shares in favor of Purchaser duly executed by Purchaser, the issuance of new share certificate(s) in respect of the Shares in the name of Purchaser;

4.

copy or extracts of the resolutions of a duly held meeting of the directors of Seller (or written resolutions of the directors of Seller), approving and authorizing (i) Seller’s entry into the Share Purchase Agreement, Transition Services Agreement and IP License Agreement and (ii) the transfer of the Shares to Purchaser;

5.	to the extent requested by Purchaser at least five Business Days prior to Closing, copies of resignation letters of each director and officer of the Company;

6.	duly executed counterparts to the Transition Services Agreement;

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7.	duly executed counterparts to an intellectual property license agreement, substantially in the form attached hereto as Exhibit B (the “IP License Agreement”);

8.	duly executed counterparts to the Escrow Agreement; and

9.	duly executed counterparts to the Assignment and Assumption Agreement.

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Part 2

Actions to be taken by Purchaser

At Closing, Purchaser shall:

1.	pay to Seller by wire transfer of immediately available funds:

1.1	the Closing Purchase Price less the Deposit, less the Severance Escrow Amount;

1.2	cause the Escrow Agent to release the portion of the Deposit held by it to Seller;

2.	pay to the Escrow Agent by wire transfer of immediately available funds the Severance Escrow Amount;

3.	procure the delivery to Seller of:

3.1	duly executed counterparts to the Transition Services Agreement;

3.2	duly executed counterparts to the IP License Agreement duly executed by the party thereto other than Jabil Inc.;

3.3	duly executed counterparts to the Loan Agreement duly executed by Purchaser and Purchaser Parent;

3.4	duly executed counterparts to the Escrow Agreement; and

3.5	duly executed counterparts to the Assignment and Assumption Agreement.

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SCHEDULE 4

SELLER WARRANTIES

1.	Authority; Enforceability.

1.1

Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party.

1.2

The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate power on the part of Seller and such authorization has not been subsequently modified or rescinded.

1.3

This Agreement has been duly and validly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Purchaser, a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms hereof, in each case, subject to the Enforceability Exceptions.

1.4

Assuming due authorization, execution and delivery of each other Transaction Agreement to which it is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms thereof, in each case, subject to the Enforceability Exceptions.

2.	Non-Contravention; Consents.

2.1

The execution and delivery of this Agreement by Seller and each other Transaction Agreement to which it is a party does not, and the performance of this Agreement by Seller and each other Transaction Agreement to which it is a party will not, require any Consent or Permit of, filing with, or notification to, any Governmental Authority, except (i) the Required Approvals, (ii) under applicable Antitrust Laws or Investment Screening Laws, (iii) under applicable requirements of the Companies Act 1967 of Singapore, and (iv) under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or applicable blue sky laws, and (v) for such other Consents, filings or notifications, the failure of which to make or obtain would not be, individually or in the aggregate, material to the Business, taken as a whole.

2.2

The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which Seller is a party, and the consummation of the Transactions will not, (i) conflict with or violate any provision of the organizational documents of Seller or any member of the Target Group, (ii) conflict with or violate any Legal Requirement applicable to Seller or any member of the Target Group or the Business except with respect to the required filings and approvals set forth in Section 2.2 of the Seller Disclosure Letter, or (iii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract, except, in the case of the foregoing clauses (ii) or (iii), as would not be, individually or in the aggregate, material to the Business.

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3.	Organization; Company.

3.1	Seller is duly incorporated, validly existing and in good standing (where such concept exists under applicable laws of the jurisdiction of incorporation) under the laws of its place of incorporation.

3.2	Seller has all necessary corporate power and authority to conduct the business in all material respects in the manner in which it is currently being conducted.

3.3

Each member of the Target Group is (i) duly incorporated, validly existing and in good standing (where such concept exists under applicable laws of the jurisdiction of incorporation) under the Legal Requirements of the jurisdiction of its incorporation, and (ii) has all necessary corporate power and authority to conduct its business in all material respects in the manner in which it is currently being conducted.

3.4

As of the date of this Agreement, except for obligations or liabilities incurred in connection with such entity’s incorporation or formation and in connection with the Transactions, the Company has not incurred and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into agreements or arrangements with any Person.

3.5	None of Seller or the Target Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.6	Seller has made available to Purchaser accurate and complete copies of the organizational documents of the Target Group as in effect as of the date of this Agreement.

4.	Title; Shares.

4.1

Seller is the legal and beneficial owner of all of the outstanding Shares and has full power and authority to sell, transfer and deliver to Purchaser the Shares free and clear of all Encumbrances (other than Permitted Encumbrances).

4.2	Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has granted any option, warrant or other right to any Person to acquire or vote any Shares.

4.3	The Shares are duly authorized, validly issued and allotted, and fully paid or credited as fully paid.

4.4

There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any Shares.

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4.5	There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company.

4.6	There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the Shares.

5.

Capitalization. Each outstanding share of share capital or other equity or ownership interest of each member of the Target Group is duly authorized, validly issued, fully paid and non-assessable. As of the Closing, each share or other equity or ownership interest of each member of the Target Group (other than the Company) is owned by the Company or another member of the Target Group, free and clear of any Encumbrance (other than Permitted Encumbrances). Except as expressly provided for under this Agreement or in connection with the Reorganization, there are no outstanding obligations of any member of the Target Group to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued share capital or other equity or ownership interests of any member of the Target Group. No shares, share capital or other equity or ownership interests of any member of the Target Group have been issued in violation of applicable Legal Requirements or the certificate of incorporation or memorandum of articles of associations or equivalent organizational documents of any member of the Target Group.

6.	Equity Interests. Except for any Subsidiaries of the Company as of the Closing, none of the Target Group directly or indirectly owns any equity interest in any Person.

7.	Seller Reorganization. As of Closing, the Seller Reorganization Actions shall have been completed:

7.1	in accordance with Clause 5.5 in all material respects;

7.2	in compliance in all material respects with all applicable Legal Requirements.

8.	Financial Information; Liabilities.

8.1

Section 8.1 of the Seller Disclosure Letter sets forth (i) the unaudited combined balance sheet of the Business as of August, 31, 2020, 2021 and 2022 and as of May 31, 2023 (the “Reference Date”), (ii) the related unaudited consolidated statements of income of the Business for the financial years ended August 31, 2020, August 31, 2021 and August 31, 2022 and the nine-month period ended May 31, 2023 (such unaudited schedules referred to in the foregoing clauses “(i)” and “(ii),” collectively, the “Unaudited Carve-Out Financial Information”), (iii) the statutory audited balance sheets of CTU, EPZ and GSW as of December 31, 2020, December 31, 2021 and December 31, 2022, and (iv) the related audited statements of income, shareholder’s equity and cash flows of CTU, EPZ and GSW for the calendar year ended December 31, 2020, December 31, 2021 and December 31, 2022 (such audited financial statements referred to in the foregoing clauses “(iii)” and “(iv),” collectively, the “Audited Entity Financial Information”).

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(a)

The Unaudited Carve-Out Financial Information and the Audited Entity Financial Information: (i) have been prepared in good faith in accordance with GAAP and the PRC GAAP respectively applied on a consistent basis throughout the periods indicated and (ii) have been derived from books and records that are regularly maintained with sound accounting practice by management of the Seller Entities and the Target Group throughout the periods indicated (except as may be indicated in the notes thereto (if any)). The Unaudited Carve-Out Financial Information fairly present, in all material respects, the combined balance sheet and consolidated income statement of the Business on a carved-out stand-alone basis as at the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto). The Audited Entity Financial Information fairly present, in all material respects, the financial position and results of operations of the applicable entity at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)

To Seller’s Knowledge and having regard for the purpose for which the Unaudited Carve-Out Financial Information and the Audited Entity Financial Information were prepared, the Unaudited Carve-Out Financial Information and the Audited Entity Financial Information present a reasonable view of the results of operations of the Business for the periods covered by such Unaudited Financial Information.

8.2

To Seller’s Knowledge, for the period from the Reference Date through the date of this Agreement, there are no liabilities or obligations of the Business, that would be required to be reflected or specifically reserved against on a balance sheet of the Business prepared in accordance with GAAP, other than such liabilities or obligations: (i) that are set forth in the Unaudited Carve-Out Financial Information, (ii) for Taxes, (iii) incurred in the ordinary course of business since the Reference Date consistent with past practice, (iv) arising out of, relating to or resulting from the Transactions or the announcement, execution or performance of this Agreement or the other Transaction Agreements, (v) that have been (or will be prior to the Closing) discharged or paid off, (vi) arising out of, relating to or resulting from any Contagion Event or COVID-19 Measure or (vii) that otherwise would not, individually or in the aggregate, be material to the Business.

9.

Absence of Certain Changes. Since the Reference Date through the date of this Agreement, except (a) in connection with the Transactions, (b) as required by Legal Requirement or Order, or (c) to the extent any Seller Entity or any member of the Target Group took any action that it deemed necessary, appropriate or advisable to comply with any COVID-19 Measures or otherwise to protect the health and safety of the Business Employees in connection with any Contagion Event:

9.1	the Seller Entities and the Target Group have conducted the Business in the ordinary course of business consistent with past practice; and

9.2	there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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10.	Compliance with Legal Requirements; Permits.

10.1

For the three (3) years prior to the date hereof, (i) the Business has been operated in compliance in all material respects with applicable Legal Requirements, (ii) the Target Group is and has been in compliance in all material respects with all Legal Requirements, and (iii) to the Seller’s Knowledge, the Seller Entities and the Target Group have not received any notice with respect to the Business and the Target Group, alleging that any member of the Target Group or the Business is in violation of any applicable Legal Requirement.

10.2

For the three (3) years prior to the date hereof, the Seller Entities and the Target Group own, hold, possess or use all Permits necessary to carry on the Business in all material respects. As of the date of this Agreement and the Closing Date, such Permits are valid and in full force and effect. The Seller Entities and the Target Group are and have been in compliance in all material respects with all such Permits.

11.	Title to and Sufficiency of Assets.

11.1

The Target Group has good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Unaudited Carve-Out Financial Information and the Audited Entity Financial Information or acquired since the Reference Date, except those sold or otherwise disposed of for fair value since the Reference Date in the ordinary course of business consistent with past practice and except for the Specified Singapore Assets, except where the absence of such title or interest would not reasonably be expected to be material to the Business.

11.2

The assets, rights, properties and interests owned, leased, licensed or held by the Target Group following the Reorganization and as of the Closing, together with the Specified Singapore Assets and the other assets, rights, properties and interests to be provided pursuant to the Transaction Agreements or any other transitionary arrangements between Seller and Purchaser or any of their respective Affiliates, in the aggregate, include all of the material assets, rights, properties and interests used in and necessary to conduct the Business in substantially the same manner as conducted as of the date of this Agreement.

12.	List of Equipment, Unvested RSU and M04 and P04 Employees.

12.1	Section 12.1 of the Seller Disclosure Letter lists all of the following equipment owned, leased, licensed or held by the Target Group following the Reorganization and as of the Closing [***]

(a)	[***]

(b)	[***]

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(c)	[***]

12.2

Section 12.2 of the Seller Disclosure Letter sets forth in all material respects the following information for each Business Employee that holds outstanding unvested equity awards (including time-based restricted stock units, performance-based restricted stock units and phantom awards) granted under the RSU Plans, as of September 18, 2023:

(a)	employee number; and

(b)

number of restricted stock units, performance-based restricted stock units and / or phantom awards that such Business Employee held as of September 18, 2023 and that are scheduled to vest after October 22, 2023, assuming (i) such vesting occurs in accordance with the terms and conditions of the RSU Plans and (ii) such Business Employee is still employed by the Target Group or a Seller Entity on the applicable vesting date(s).

12.3

Section 12.3 of the Seller Disclosure Letter sets forth in all material respects the following information of all Business Employees at or above an M04 or P04 level (in each case, under the applicable policies of the Seller Group) employed by the Seller Entities or the Target Group as of September 16, 2023:

(a)	employee number;

(b)	business title;

(c)	job category; and

(d)	employer entity.

13.	Material Contracts.

13.1

Section 13.1 of the Seller Disclosure Letter lists all of the following Contracts to which the Target Group is a party or which exclusively relate to the Business and that are in effect and not fulfilled or performed in all material respects as of the date of this Agreement (other than (i) Contracts that will terminate prior to or as of the Closing and (ii) Benefit Plans) (collectively, the “Material Contracts”):

(a)	any master-level or similar principal Contract (and any material amendments, supplements or modifications thereto) with a Key Customer (collectively, the “Key Customer Contracts”);

(b)	any master-level or similar principal Contract (and any material amendments, supplements or modifications thereto) with a Key Vendor (collectively, the “Key Vendor Contracts”);

(c)

any Contract that requires any Seller Entity or any member of the Target Group to deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price in excess of US$2,000,000 individually per annum and cannot be terminated by a Seller Entity or a member of the Target Group with ninety (90) days’ or less notice;

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(d)

any Contract that relates to an acquisition or divestiture of assets with a purchase price in excess of US$2,000,000 that is material to the operation of the Business, taken as a whole, that contains covenants, indemnities or other obligations that remain in effect and would reasonably be likely to be material to the Business, taken as a whole;

(e)	any Contract relating to indebtedness for borrowed money or Contract in connection with the granting of credit in an aggregate principal amount in excess of US$2,000,000;

(f)

any Contract pursuant to which a Seller Entity (i) is granted a material license under any material Intellectual Property right owned by any Person that is used by the Target Group in the Business as currently conducted, or (ii) grants to any Person a license under any material Business IP, other than, in each case of the foregoing (i) and (ii), non-disclosure agreements, employee invention assignments, customer agreements, customer end user agreements, contracts concerning the licensing of generally commercially available software, hardware or other technology and similar agreements entered into in the ordinary course of business and Contracts in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement;

(g)	any material joint venture Contracts;

(h)

any Contract limiting or restraining in any material respect the Seller Entities or the Target Group from competing with any Person in any location or in any business other than Contracts that may be terminated by the Seller Entities or the Target Group with ninety (90) days’ or less notice;

(i)	any Real Property Leases;

(j)	any Contract constituting a lease of equipment or any personal property that is material to the Business, taken as a whole (the “Personal Property Leases”);

(k)	any material Affiliate Contracts; or

(l)	any material Contract with any Governmental Authority.

13.2	Except as would not be, individually or in the aggregate, material to the Business:

(a)	each of the Material Contracts is in full force and effect in all material respects;

(b)

there exists no default of any material obligation under any such Material Contracts by the Target Group or any Seller Entity or, to Seller’s Knowledge, any other party to such Material Contracts or any event that will create a default thereunder by the Target Group or any Seller Entity; and

(c)	there exists no actual or, to Seller’s Knowledge, threatened in writing termination or cancellation of any Material Contract.

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13.3

Seller has delivered or made available to Purchaser an accurate copy of the material provisions of each Material Contract that is in effect as of the date of this Agreement, including any material amendments thereto.

14.

Litigation. Except as set forth on Section 14 of the Seller Disclosure Letter, there is no Proceeding pending before any Governmental Authority, or, to Seller’s Knowledge, threatened in writing, against any Seller Entity or any member of the Target Group, or any material property or asset of any member of the Target Group used, in each case, that (a) involves a claim in excess of US$1,000,000 or (b) involves a claim for an unspecified amount or injunctive relief that would, individually or in the aggregate, be material to the Business. As of the date of this Agreement, there is no Proceeding pending or, to Seller’s Knowledge, threatened which questions the validity of this Agreement or any of the other Transaction Agreements. As of the date hereof, there is no pending material Proceeding by any Seller Entity or any member of the Target Group. For all the concluded cases against any Seller Entity (solely with respect to the Business) or any member of the Target Group, there are no remaining obligations by any Seller Entity (solely with respect to the Business) or any member of the Target Group that would be, individually or in the aggregate, material to the Business.

15.	Intellectual Property and Information Technology.

15.1

To Seller’s Knowledge, except as would not be, individually or in the aggregate, material to the Business, taken as a whole, the Seller Group owns, in each case free from Encumbrances other than Permitted Encumbrances, or is validly licensed the Intellectual Property rights used to operate the Business as conducted as of and immediately prior to the Closing Date, and has the right to grant the license granted in the IP License Agreement to Purchaser and its Affiliates, as applicable; provided that nothing in this Clause 15.1 is a representation or warranty with respect to infringement, misappropriation or other violations of Intellectual Property rights.

15.2

Except as would not be, individually or in the aggregate, material to the Business, taken as a whole, as of the date of this Agreement, no Proceeding is pending, or to Seller’s Knowledge, threatened in writing, against the Seller Group or Target Group, alleging that the conduct of the Business (including the use of the Business IP and Seller Trademarks therein) as conducted as of the date of this Agreement, infringes, misappropriates or otherwise violates any Person’s Intellectual Property. To Seller’s Knowledge, except as would not be, individually or in the aggregate, material to the Business, taken as a whole, as of the date of this Agreement, no Proceeding is pending or has been threatened in writing by the Seller Group or Target Group, alleging that any Person is infringing, misappropriating or otherwise violating any Business IP owned by any member of the Target Group or any Seller Trademark to be used during the Wind-Down Period.

15.3

To Seller’s Knowledge, except as would not be, individually or in the aggregate, material to the Business, taken as a whole, as of the date of this Agreement, the Seller Group and the Target Group have not experienced any unauthorized access to the information technology systems owned by the Seller Group or the Target Group that are used by the Seller Group or the Target Group in the operation of the Business or any Personal Information, to the extent with respect to the Business, stored thereon.

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16.	Real Property.

16.1

As of the date of this Agreement, the Target Group does not own any real property. Section 16.1 of the Seller Disclosure Letter sets forth a list of all real property used by a Seller Entity or a member of the Target Group, as applicable, as of the date hereof and that is leased, subleased, licensed or otherwise occupied by any Seller Entity or any member of the Target Group, as applicable, pursuant to a lease, and that is material to the continued operation of the Business as of the date hereof (the “Leased Real Property”), and such leases related thereto to which the Seller Group or the Target Group, as applicable, is a party and that are in effect as of the date of this Agreement, (the “Real Property Leases”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, neither Seller nor any member of the Target Group has received written notice from any Governmental Authority having jurisdiction over such Leased Property that any parcel of Leased Real Property is subject to any decree of any such Governmental Authority or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any such Governmental Authority with or without payment of compensation therefore, nor, to Seller’s Knowledge, has any such condemnation, expropriation or taking been proposed by any such Governmental Authority. All Real Property Leases and all amendments and modifications thereto are: (i) in full force and effect in all material respects, and (ii) there exists no default of any material obligation under any such lease by the Target Group or any Seller Entity or, to Seller’s Knowledge, any other party to such Material Contracts or any event that will create a default thereunder by the Target Group or any Seller Entity.

16.2

With respect to each Leased Real Property, the Seller Entity or the member of the Target Group, as applicable, which is the lessee or sublessee for such Leased Real Property has a valid leasehold, sub leasehold or other similar interest in such Leased Real Property that is free and clear of all Encumbrances, other than Permitted Encumbrances.

16.3

(a) There are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property, by any Target Group for the operation of the Business as conducted thereon as of the date of this Agreement; (b) to Seller’s Knowledge, there are no material latent defects or material adverse physical conditions affecting Leased Real Property; and (c) all structures and other buildings on Leased Real Property are adequately maintained and are in a condition reasonably sufficient for the operation of the Business as conducted thereon as of the date of this Agreement; except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Business.

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16.4

All the rental rates and any preferential policies in each case with respect to the Leased Real Property as set forth in the Real Property Leases and in the Material Contracts, are complete and accurate, except as would not individually or in the aggregate be material to the Business and there are no other material binding arrangements between any Seller Entity (solely with respect to the Business) or the Target Group on the one hand, and any lessor under a Real Property Lease or Governmental Authority on the other hand, with respect to the rental rates and rental payments, except as would not individually or in the aggregate be material to the Business. To the Seller’s Knowledge, as of the date of this Agreement no Governmental Authority has delivered any notice to a Seller Entity (solely with respect to the Business) or the Target Group disputing any such rental rates.

17.	Labor Matters.

17.1

With respect to Business Employees, there is no, and during the three (3) years has been no, strike, material slowdown, concerted refusal to work overtime, work stoppage or unfair labor practice claim against any Seller Entity (solely with respect to the Business Employees) or any member of the Target Group, nor, to Seller’s Knowledge, is there any basis of the foregoing. There are no, and during the three (3) years prior to the date hereof have been no, activities or proceedings of any labor union to organize any Business Employees. No labor union or works council represents any Business Employees in connection with their employment with any Seller Entity or any member of the Target Group as of the date hereof. As of the date of this Agreement, none of any Seller Entity (solely with respect to the Business Employees) or any member of the Target Group is actively negotiating in connection with entering into any new collective bargaining agreement that is applicable to the Business Employees.

17.2

Except as set forth on Section 17.2 of the Seller Disclosure Letter, each Seller Entity (solely with respect to the Business Employees) and member of the Target Group is and during the three (3) years prior to the date hereof has been in compliance in all material respects with all applicable Legal Requirements with respect to employment, labor dispatch, labor outsourcing and secondment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, overtime, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. As of the date of this Agreement, no Target Group is engaged in any unfair labor practice, as defined in applicable Legal Requirements, and no unfair labor practice or labor charge or complaint is pending or, to Seller’s Knowledge, threatened with respect to any Target Group before any Governmental Authority.

17.3

Except as set forth on Section 17.3 of the Seller Disclosure Letter, during the three (3) years prior to the date hereof, each Seller Entity (solely with respect to the Business Employees) and member of the Target Group has in all material respects withheld and paid to the appropriate Governmental Authority, or, in all material respects, is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of any Seller Entity (solely with respect to the Business Employees) and any member of the Target Group and is not liable for any material arrears of wages, material Taxes, penalties or other material sums for failure to comply with any applicable Legal Requirements relating to the employment of such employees. During the past three (3) years, each member of the Target Group has paid in all material respects to their respective employees, or adequately accrued in all material respects in accordance with the Accounting Principles for, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

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17.4

Except as set forth on Section 17.4 of the Seller Disclosure Letter, during the three (3) years prior to the date hereof, all payments and contributions to, or relating to, the mandatory social insurance funds (including pension, medical, unemployment, work related injury and maternity insurance) and housing funds which are required to be made under applicable Legal Requirements in the PRC by each Seller Entity (solely with respect to the Business Employees) or member of the Target Group, in each case, on behalf of employees and by its respective employees, or to its employees, have been duly paid in all material respects.

17.5

During the three (3) years prior to the date hereof, none of the Seller Entities (solely with respect to the Business Employees) or the Target Group has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority, in each case, relating to employees or employment practices. None of the Seller Entities (solely with respect to the Business Employees) or the Target Group or any of its or their directors or officers has received within the three (3) years prior to the date hereof any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to any member of the Target Group and, to Seller’s Knowledge, no such investigation is in progress.

18.	Employee Benefits. Except as described in Section 18 of the Seller Disclosure Letter:

18.1

Section 18.1 of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each Company Benefit Plan. With respect to each Company Benefit Plan, Seller has made available to Purchaser accurate and complete copies of, as applicable, the current plan documents (or, if such plan is not in writing, a written description of such plan), trust agreements, insurance contracts or other funding vehicles and all amendments thereto.

18.2

Other than would not result in material liability to the Target Group taken as a whole: (i) each Company Benefit Plan has been administered, funded and operated in compliance with applicable Legal Requirements and in accordance with its terms in all material respects, (ii) no action is pending or, to Seller’s Knowledge, threatened in writing with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims) and (iii) with respect to any employee benefit plan that is required to be maintained by a Governmental Authority and is contributed to by the Target Group for the benefit of employees (including any mandatory social insurance funds (pension, medical, unemployment, work related injury and maternity insurance) and the housing provident fund provided by the Target Group established in the PRC under applicable Legal Requirements), the Target Group has contributed to such plans in accordance with applicable Legal Requirements.

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18.3

Except as otherwise provided in this Agreement, the consummation of the Transactions will not (whether alone or together with any other event), other than would not be material to the Target Group taken as a whole (i) result in any payment or benefit becoming due to any Business Employee or Former Business Employee, (ii) increase any payment or benefit to be paid or provided to any Business Employee or Former Business Employee, (iii) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any Business Employee or Former Business Employee or (iv) result in the forgiveness of any indebtedness of any Business Employee or Former Business Employee.

19.	Taxes. Except as described in Section 19 of the Seller Disclosure Letter:

19.1

The Target Group has accurately and timely filed, or has caused to be accurately and timely filed on its behalf, all Tax Returns required to be filed by it (taking into account any extensions of time in which to file). All such Tax Returns are true, complete and accurate in all material respects. All Taxes due and owing by any member of the Target Group (whether or not shown on any Tax Returns) have been timely paid in full. None of the members of the Target Group is currently the beneficiary of any extension of time within which to file any Tax Return.

19.2	The Target Group has deducted, withheld and paid to the appropriate Tax Authority all material Taxes required to be deducted, withheld or paid by it.

19.3	To Seller’s Knowledge, there is no pending material dispute, audit or claim, including any deficiency claim or proposed adjustment, concerning any Tax liability of the Target Group.

19.4

To Seller’s Knowledge, none of the members of the Target Group is engaged in a trade or business or has a permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction other than the jurisdiction of its formation.

19.5	Each member of the Target Group has complied with applicable transfer pricing laws.

19.6	To Seller’s Knowledge, no currently effective extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of any member of the Target Group.

19.7

The Target Group has provided or made available to Purchaser reasonable detail of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial government, in each case, that is not generally available to Persons without specific application therefor.

19.8

None of the members of the Target Group is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

19.9	None of the members of the Target Group is a party to or bound by any Tax Sharing Agreement.

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19.10	There are no outstanding Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of the Target Group.

19.11

The Target Group has no liability for the Taxes of any other Person under applicable Legal Requirements related to the Consolidated Return, as a transferee or successor (including, without limitation, any successor Tax liability derived from an acquisition of an ongoing concern), by operation of applicable Legal Requirements, or by Contract (other than an agreement such as a lease, the principal purpose of which is not the sharing or allocation of Taxes).

20.	Environmental Matters.

20.1

Each Seller Entity (solely with respect to the Business) and each member of the Target Group is and, except for matters which have been resolved, has been in compliance in all material respects with all applicable Environmental Law. Except for matters which have been resolved, none of the Seller Entities or the Target Group or any of its or their executive officers has received during the past five years, any notice, request for information, communication or complaint from a Governmental Authority alleging that any Seller Entity (solely with respect to the Business) or any member of the Target Group has any material liability under any Environmental Law or is not in compliance with any Environmental Law.

20.2

To Seller’s Knowledge, there is and has been no Release or threatened Release of Hazardous Materials on, in, at or under any properties (i) currently or formerly owned, leased or operated by or for any member of the Target Group; or (ii) with respect to which any member of the Target Group is liable.

20.3

There is no pending or, to Seller’s Knowledge, threatened investigation by any Governmental Authority, nor any pending or, to Seller’s Knowledge, threatened Proceeding with respect to any member of the Target Group relating to Hazardous Materials or otherwise under any Environmental Law.

20.4

Each Seller Entity (solely with respect to the Business) and each member of the Target Group holds all Permits required under the Environmental Law, and is and, except for matters which have been resolved, has been in compliance therewith. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Transactions will subject such Permits to suspension, cancellation, an adverse modification thereto, revocation or nonrenewal, except for such permits which are duly transferred to or obtained according to the Seller Reorganization Actions.

21.

Insurance. All material insurable risks in respect of the Business are covered by insurance policies and the types and amounts of coverage provided therein, to Seller’s Knowledge, are usual and customary in the context of the Business in which the Target Group and Seller Entities, as applicable, are engaged. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or material reduction in the coverage of such policies.

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22.

OFAC. Neither the Seller Group nor any of its officers or directors is a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC ”)) with whom a U.S. person (as defined by the Legal Requirements administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a Person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is prohibited from dealing under the OFAC Regulations.

23.	Anti-Bribery Matters; Unfair Competition.

23.1

To Seller’s Knowledge and in connection with the Business, except as would not have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2020 through the date of this Agreement, none of the Seller Entities, the Target Group nor Business Employees have taken any action which would cause the Business to be in violation of any applicable anti-corruption or anti-bribery Legal Requirement (in each case, as in effect at the time of such action) (collectively, the “Anti-Bribery Laws”) or, in violation of such Anti-Bribery Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or (c) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

23.2

To Seller’s Knowledge and in connection with the Business, since January 1, 2020 through the date of this Agreement, except as would not be, individually or in the aggregate, material to the Business, taken as a whole, none of any member of the Target Group or the Seller Entities nor their Representatives has ever violated the principle of fair competition, by offering or taking property or other interests to obtain business opportunities or other improper benefits, such as making payments or paying anything of value to existing or potential business partners (including Governmental Authorities), in order to impose undue influence on existing or potential business partners or to obtain inappropriate commercial advantage.

24.	Data Compliance.

24.1

As of the Closing Date, the Target Group is in material compliance with Cyber Security and Data Protection Related Laws and has adopted sufficient technical measures and other reasonably necessary measures to comply with the Cyber Security and Data Protection Related Laws when collecting, storing, using, processing, sharing, transferring, publicly disclosing and cross-border transmitting Personal Information in the conduct of the Business.

24.2

No member of the Target Group or its Representatives have taken any action that constitutes material data breach, infringement of Personal Information or violation of any Cyber Security and Data Protection Related Laws in the conduct of the Business, including:

(a)	collecting or using Personal Information without obtaining prior consent of the persons whose information is collected in material violation of any Cyber Security and Data Protection Related Laws;

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(b)

disclosing, damaging, tampering with or illegally (including without obtaining authorization or beyond the authorization scope) providing others with any Personal Information in violation of any Cyber Security and Data Protection Related Laws;

(c)

collecting, using or processing Personal Information in Target Group’s possession or control in violation of any Cyber Security and Data Protection Related Laws or binding agreements with the person whose Personal Information is collected; and

(d)	stealing or otherwise unlawfully obtaining Personal Information, including obtaining Personal Information from sources that are illegal.

25.

Brokers. Other than with respect to fees or commissions that will be borne solely by the Seller Group, no Seller Entity nor any member of the Target Group has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

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SCHEDULE 5

PURCHASER WARRANTIES

1.	Authority; Enforceability.

1.1

Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party.

1.2

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser and such authorization has not been subsequently modified or rescinded.

1.3

This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller, a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, subject to the Enforceability Exceptions.

1.4

Assuming due authorization, execution and delivery of each other Transaction Agreement to which it is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms thereof, in each case, subject to the Enforceability Exceptions.

2.	Non-Contravention; Consents.

2.1

The execution and delivery of this Agreement by Purchaser and each other Transaction Agreement to which it is a party does not, and the performance of this Agreement by Purchaser will not, require any Consent or Permit of, or filing with, or notification to, any Governmental Authority, except (i) the Required Approvals, (ii) under applicable Antitrust Laws or Investment Screening Laws, (iii) under the applicable requirements of Hong Kong Companies Ordinance or the Hong Kong Listing Rules, and (iv) under the applicable requirements of the Exchange Act or applicable blue sky laws).

2.2

The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which Purchaser is a party, and consummation of the Transactions will not, (i) conflict with or violate any provision of the organizational documents of Purchaser, (ii) conflict with or violate in any material respect any Legal Requirement applicable to Purchaser except with respect to required filings and approvals under ODI Approval, the listing rules of the Hong Kong Stock Exchange, and Antitrust Laws or (iii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to, accelerate, terminate, modify or cancel any Contract, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated

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or additional rights or entitlements of any Person or otherwise adversely affect any rights of Purchaser, or result in the creation of any Encumbrance on any property, asset or right of Purchaser pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Purchaser is a party or by which Purchaser or any of its properties, assets or rights is bound or affected, except, in the case of the foregoing clauses (ii) or (iii), as would not be, individually or in the aggregate, material to Purchaser.

3.

Organization. Purchaser is duly organized, validly existing and in good standing under the laws of its place of incorporation. Purchaser has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.

4.	Litigation. As of the date of this Agreement:

4.1

there is no Proceeding pending before any Governmental Authority, or to Purchaser’s Knowledge, threatened in writing, against Purchaser which questions the validity of this Agreement or any of the other Transaction Agreements to which it is a party; and

4.2	Purchaser is not subject to any Orders of any Governmental Authority that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.

Securities Matters. The Shares are being acquired by Purchaser for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. Purchaser acknowledges that the Shares are not registered under the Securities Act, any state securities Legal Requirement or any non-US foreign securities Legal Requirement.

6.	Financial Ability.

6.1

Purchaser has delivered to Seller true, correct and complete copies of the Loan Agreement and Loan Documents. Upon funding of the Financing in accordance with the terms of and subject to the conditions set forth in the Loan Agreement, the aggregate proceeds of the Financing (together with the Deposit) will be in an aggregate amount that is sufficient and available in immediately available USD funds in deposit accounts in banks located outside the PRC to enable Purchaser to consummate the Transactions and to perform all of its obligations hereunder, including payment of the Purchase Price.

6.2

As of the date hereof, (i) the Loan Agreement constitutes the legal, valid and binding obligation of Purchaser and Purchaser Parent, is in full force and effect and is enforceable against Purchaser and Purchaser Parent, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, (ii) Purchaser has no reason to believe that any of the conditions precedent to the Financing in the Loan Agreement will not be satisfied on a timely basis (and, in any event, prior to or as of the Closing), (iii) none of the commitments contained in the Loan Agreement, have been withdrawn, rescinded, terminated or otherwise amended or modified or waived in any respect, and no such amendment or modification or waiver is contemplated and

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(iv) no event has occurred or circumstance exists that, with or without notice, lapse of time or both, could or could reasonably be expected to (A) constitute or result in a default, breach or failure to satisfy any of the terms or conditions precedent set forth in the Loan Agreement by Purchaser, or otherwise result in any portion of the Financing being unavailable at the Closing or (B) otherwise result in the Financing not being available in accordance with the terms of the Loan Agreement.

6.3

The Loan Agreement contains all of the conditions precedent to the obligations Purchaser Parent to make the Financing available to Purchaser on the terms thereof. There are no side letters or other contracts related to the funding or investing, as applicable, of the full amount of the Financing that would adversely affect the conditionality or availability of the Financing on the Closing Date or could result in a reduction of the aggregate principal amount of the Financing below the amount required to pay the Required Funds thereunder. As of the date hereof, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, each term and condition to the Financing required to be satisfied by it or that the full amounts committed pursuant to the Loan Agreement will not be available at the Closing if the terms or conditions to be satisfied by it contained in the Loan Agreement are satisfied.

6.4

Purchaser hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

7.

Solvency. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition, administration or arrangement with creditors, voluntary or involuntary, of Purchaser or with respect to any of its assets or properties is pending or threatened.

8.

Brokers. Other than with respect to fees or commissions that will be borne solely by Purchaser or its Affiliates, Purchaser and its Affiliates have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

9.

Intercompany Arrangements. Purchaser acknowledges and agrees that (i) the Business as presently conducted receives or benefits from general corporate functions furnished by Seller and its Affiliates, including the Corporate Functions and (ii) effective as of the Closing, the sole obligations of Seller and its Affiliates with respect to the provision of any general corporate functions to the Business shall be as expressly set forth in the Transaction Agreements.

10.

Pending Transactions. Neither Purchaser nor any of its Affiliates is a party to any pending transaction or contemplating any transaction, in each case, to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction) any Person (or business division or unit thereof), where, in the case of such contemplated transaction, the entering into of a definitive agreement relating to or, in either case, the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any Consents, Orders or Governmental Approvals

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necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, (c) require any additional shareholder approval or result in Purchaser Parent or any other shareholder of Purchaser being required to abstain from any vote to approve the Transactions, or (d) otherwise delay the consummation of the Transactions.

11.	Investigation.

11.1

Purchaser is an informed and sophisticated purchaser and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Company.

11.2

Purchaser acknowledges and agrees that it has (a) completed such inquiries and independent investigations into the Business and the Company as it has deemed necessary and sufficient to make an independent and informed decision with respect to the execution, delivery and performance of this Agreement and the consummation of the Transactions and (b) been furnished with or afforded adequate access to and the adequate opportunity to review the books, records, facilities and personnel of Seller and the Company for purposes of conducting a due diligence investigation of the Business and the Company.

11.3

Purchaser has conducted to its satisfaction an independent due diligence investigation of the Business and the Company and has received satisfactory answers to all inquiries it has made respecting the Business and the Company.

11.4

Purchaser expressly acknowledges and agrees that none of Seller, its Affiliates nor any other Person has made, makes or is authorized to make any representations or warranties to Purchaser, express or implied, other than the Seller Warranties expressly set forth in Schedule 4, and that none of Seller, its Affiliates nor any other Person shall be subject to any liability or any claim by Purchaser in respect of such other representations or warranties.

11.5

In making its determination to proceed with the Transactions and acquire the Shares, Purchaser expressly acknowledges and agrees that it has relied exclusively on its own independent investigation, and that it is not relying on and expressly disclaims reliance on any other statement, representation or warranty made by Seller, its Affiliates or any other Person, including those relating to Seller, the Company, the Business or the Transactions, or any of their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects, or any estimate, projection, prediction, data, financial information, teaser, confidential information presentation or any other materials or information (including all information in the Data Room) provided or addressed to Purchaser, its Affiliates or its and their Representatives or any other Person, including with respect to the accuracy or completeness of any such information

11.6

Purchaser does not have any knowledge of any inaccuracy or failure to be true of any of the Seller Warranties set forth in Schedule 4, or in any of the other Transaction Agreements, or any condition or circumstance that would excuse Purchaser from performance of its obligations under the terms and conditions of this Agreement or any other Transaction Agreement, or of any matter or circumstance which may give rise to a Claim.

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12.	Disclaimer Regarding Projections.

12.1

In connection with Purchaser’s due diligence investigation of the Business and the Company, Purchaser has received from Seller and its Affiliates and its and its Affiliates’ Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data and information, whether written or oral, related to the Business, Seller and the Company.

12.2	Purchaser expressly acknowledges and agrees that:

(a)	there are uncertainties inherent in attempting to make such projections, forecasts and plans;

(b)

Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all forecasts, predictions, projections, estimates or other materials, documents or information relating to the Business;

(c)	Purchaser is not relying upon such projections and other forecasts; and

(d)

Purchaser shall have no claim against anyone (and Seller and its Affiliates shall have no liability) with respect to any inaccuracy, misstatement or omission with respect to any such forecasts, predictions, projections, estimates or other materials, documents or information relating to the Business, the Seller Group, the Company or the Transactions, whether written or oral, made available to Purchaser, its Affiliates or its and their Representatives or any other Person in any data room (including the Data Room), confidential information presentation or any other materials or information provided or addressed to Purchaser, its Affiliates or its and their Representatives or any other Person by Seller, its Affiliates or its and their Representatives.

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SCHEDULE 6

CLOSING STATEMENTS

Part 1

Certain Definitions and Principles of Closing Statements

1.

Each component of the Estimated Closing Statement and Post-Closing Statement shall be finally and solely determined consistent with the applicable definitions of such terms set forth herein and calculated in accordance with the Accounting Principles, as applicable (i.e., no accounting principles, policies, treatments, categorizations, practices, methods, bases or estimation techniques inconsistent with the Accounting Principles may be used by Purchaser (or if applicable, the Settlement Accountant) in calculating or determining any such terms as the sole purpose of the adjustment contemplated by Clause 3.5 is to measure the difference, if any, between the estimate of an amount of an item set forth in the Estimated Closing Statement and the actual amount of such item as of the Benchmark Time or Closing, as applicable).

2.	No amount shall be included in the calculations of the items in the Post-Closing Statement for changes in assets or liabilities of the Company as a result of purchase accounting adjustments.

3.	The “Final Closing Statement” shall mean the Post-Closing Statement:

3.1

in the event that Seller has accepted the Post-Closing Statement in writing or does not deliver a Statement of Objections prior to the expiration of the Review Period pursuant to paragraph 5.3 of Part 2 of this Schedule 6;

3.2	as agreed to in writing by Seller and Purchaser in accordance with paragraph 7 of Part 2 of Schedule 6; or

3.3	as determined by either the Seller Accounting Firm in accordance with paragraph 3.2 of Part 2 of Schedule 6 or the Settlement Accountant in accordance with paragraph 9 of Part 2 of Schedule 6.

4.	The Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”), and

4.1	the Cash set forth on such Final Closing Statement shall be deemed the final Cash,

4.2	the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, and

4.3	the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital.

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Part 2

Preparation of the Final Closing Statement

1.

As soon as practicable after the Closing Date but in no event later than sixty (60) days after the Closing Date, Purchaser shall deliver to Seller a written statement (the “Post-Closing Statement”) setting forth Purchaser’s good faith calculation of:

1.1	Cash as of the Benchmark Time (the “Preliminary Cash”);

1.2	Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”);

1.3	Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”) and

1.4	the resulting calculation of the Purchase Price (such amount, the “Preliminary Closing Purchase Price”), together with reasonable supporting detail.

2.

Purchaser may not amend, supplement or otherwise modify the Post-Closing Statement at any time following delivery of such statement to Seller in accordance with paragraph 1 of this Part 2 of Schedule 6.

3.	If Purchaser fails to deliver a Post-Closing Statement within the time period contemplated by paragraph 1 of this Part 2 of Schedule 6, then, at the election of Seller, either:

3.1	the Estimated Closing Statement shall be final and binding on all parties hereto; or

3.2

not later than the date that is the twentieth (20th) day following the expiration of the sixty (60) day period provided in paragraph 1 of this Part 2 of Schedule 6, Seller shall retain (at the expense of Purchaser) a Settlement Accountant (the “Settlement Accounting Firm”) to prepare a statement setting forth its calculation of (i) Cash as of the Benchmark Time, (ii) Indebtedness as of the Benchmark Time, (iii) Net Working Capital as of the Benchmark Time and (iv) the resulting calculation of the Purchase Price, and such resulting calculation shall be final and binding on all parties hereto.

4.	If Seller elects to retain a Settlement Accounting Firm pursuant to paragraph 3.2 of this Part 2 of Schedule 6:

4.1

The Settlement Accounting Firm’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, and based solely on the submissions and supporting materials provided by Purchaser and Seller in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).

4.2

If Seller so retains a Settlement Accounting Firm, then, until the Purchase Price is finally determined by the Seller Accounting Firm and without limiting Clause 9.2 in any respect, Purchaser shall provide the Seller Accounting Firm with reasonable access to

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(a)

any and all books, records, workpapers, Contracts and other documents of Purchaser and its Affiliates (including the Company) relating to the Seller Accounting Firm’s audit or other review of the Estimated Closing Statement as may be reasonably requested by the Seller Accounting Firm; and

(b)

the Representatives of Purchaser and its Affiliates (including the Company), in each case, during normal business hours; provided that Purchaser’s accountants shall not be obligated to make any work papers available to the Seller Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Seller Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

5.

Upon receipt of the Post-Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Cash, the Preliminary Indebtedness, the Preliminary Net Working Capital and the Preliminary Closing Purchase Price.

5.1

Following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with paragraph 3 of Part 1 of Schedule 6, Seller, its Affiliates, and its and their Representatives retained by Seller shall be permitted to access and review the books, records and work papers of the Company, the Target Group and Purchaser that are reasonably related to the calculations of Cash, Indebtedness and Net Working Capital, and Purchaser shall, and shall cause its Affiliates (including the Company) and its and their respective Representatives to, cooperate with and assist Seller, its Affiliates, and its and their Representatives retained by Seller in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided that in the event that Purchaser or its Affiliates (including the Company) fail to provide such cooperation, assistance or access, the Review Period shall be extended by one (1) day for each day Purchaser or its Affiliates (including the Company and the Target Group) fail to provide such cooperation, assistance or access.

5.2

Purchaser agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with paragraph 3 of Part 1 of Schedule 6, it will not take, or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which the Unaudited Financial Information or the Post-Closing Statement are based, or upon which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of Cash, Indebtedness, Net Working Capital (each as of the Benchmark Time) or the preparation of any Statement of Objections (as defined below) or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement, including the Accounting Principles.

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5.3

If Seller has accepted the Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of Seller to such Post-Closing Statement, specifying in reasonable detail the basis for such objection and Seller’s proposed modifications to the Post-Closing Statement (such notice, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final, binding and non-appealable upon the parties hereto, and shall be deemed the Final Closing Statement for purposes of paragraph 3 of Part 1 of Schedule 6.

6.

In the event that Seller delivers a Statement of Objections to Purchaser prior to the expiration of the Review Period, Seller and Purchaser shall negotiate in good faith to resolve any such objection on Cash, Indebtedness, as the case may be, within thirty (30) days following the receipt by Purchaser of the Statement of Objections (the “Consultation Period”).

7.

If Seller and Purchaser reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final, binding and non-appealable upon the parties hereto and such agreement shall be deemed to be included in the Final Closing Statement for purposes of paragraph 3 of Part 1 of Schedule 6.

8.

If Seller and Purchaser are unable to reach an agreement in writing as to any such objections within the Consultation Period, then either Seller or Purchaser may submit such matter to Deloitte Touche Tohmatsu, or if Deloitte Touche Tohmatsu is unable or unwilling to serve in such capacity, such other internationally recognized accounting firm mutually acceptable to Seller and Purchaser (in each case, the “Settlement Accountant”), for resolution of those items on the Statement of Objections that remain in dispute (the “Disputed Items”).

8.1

If, within ten (10) Business Days after the date Deloitte Touche Tohmatsu informs Seller and Purchaser that it is unable or unwilling to serve as the Settlement Accountant, Seller and Purchaser cannot mutually agree on an alternate independent accounting firm to serve as the Settlement Accountant, either Seller or Purchaser may request the American Arbitration Association to appoint as the Settlement Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor, independent accounting firm or otherwise an advisor on the Transactions to Seller or any of its Subsidiaries or Purchaser or any of its Affiliates, who is a certified public accountant.

8.2

If requested by the Settlement Accountant, each of Seller and Purchaser agrees that it will enter into a customary engagement letter with the Settlement Accountant and provide customary indemnities in favor of the Settlement Accountant.

8.3	The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items.

(a)

If any Disputed Item is referred to the Settlement Accountant, Seller, on the one hand, and Purchaser, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant, and each other within ten (10) Business Days after the date the Settlement Accountant is retained.

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(b)

If either of Seller or Purchaser’s written reports contains new information, material or arguments that were not addressed in the other party’s initial submission, Seller and Purchaser, as applicable, shall have ten (10) Business Days to deliver to the Settlement Accountant, and each other one written rebuttal solely to such new information, material or arguments.

(c)

The Settlement Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Seller or Purchaser in the Statement of Objections and Post-Closing Statement, respectively, or less than the smallest value for such Disputed Item claimed by either Purchaser or Seller in the Statement of Objections and Post-Closing Statement, respectively.

8.4

Seller and Purchaser shall use their respective commercially reasonable endeavors to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the later of the submission of the (i) written reports and (ii) written rebuttals, if any.

8.5

The Settlement Accountant’s review and determination shall be (A) limited only to the reports, rebuttals and materials concerning Disputed Items prepared and submitted to the Settlement Accountant by Seller and Purchaser (i.e., not on the basis of an independent review), (B) based solely on such reports, rebuttals and materials submitted by Seller and Purchaser and the basis for Seller’s and Purchaser’s respective positions and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, and consistent with the definitions of Cash, Indebtedness and Net Working Capital contained herein.

8.6	Neither Seller nor Purchaser shall authorize the Settlement Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between Seller and Purchaser.

8.7

During the review by the Settlement Accountant, each of Seller and Purchaser shall, and shall cause their respective Subsidiaries (including, in the case of Purchaser, the Company) and their respective Representatives to, each make available to the Settlement Accountant such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Schedule 6; provided that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers.

8.8

A copy of all materials submitted to the Settlement Accountant shall be promptly provided by Seller or Purchaser, as applicable, to the other party in the dispute; provided that the accountants of Seller or Purchaser, as applicable, shall not be obliged to make any work papers available to the other Party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers.

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8.9

Neither Seller nor Purchaser may disclose to the Settlement Accountant, and the Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Seller or Purchaser unless otherwise agreed by Seller and Purchaser.

8.10

None of Seller, Purchaser or any of their respective Affiliates shall have any ex parte communications or meetings with the Settlement Accountant regarding the subject matter hereof without the other party’s prior written consent.

9.

The Settlement Accountant shall have exclusive jurisdiction over, and resort to the Settlement Accountant as provided in this Schedule 6 shall be the only recourse and remedy of the parties hereto against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Purchase Price; provided that upon the determination of the Settlement Accountant, such determination may be entered and enforced in any court of competent jurisdiction in accordance with Clause 25 of this Agreement.

9.1

The final determination with respect to all Disputed Items shall be set forth in a written statement by the Settlement Accountant delivered to Seller and Purchaser and, absent mathematical error that is not promptly corrected by the Settlement Accountant or manifest error, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties hereto and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Clause 25.1.1 of this Agreement.

9.2

The costs and expenses of the Settlement Accountant shall be borne by Seller and Purchaser in proportion to the difference between the Settlement Accountant’s determination of the Purchase Price and the determination of the Purchase Price claimed by Seller and Purchaser. For example, if Purchaser claims that the Purchase Price is, in the aggregate, US$1,000 greater than the amount determined by Seller and if the Settlement Accountant ultimately resolves the dispute by awarding to Purchaser an aggregate of US$300 of the US$1,000 contested, then the costs and expenses of the Settlement Accountant will be allocated 30% to Seller and 70% to Purchaser.

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SCHEDULE 7

LIMITATION OF LIABILITIES

Notwithstanding any other provision of this Agreement, except in the case of fraud, all Claims shall be subject to and qualified and limited by this Schedule 7.

1.	Time Limits.

1.1

A Party shall not be liable for any Claim (other than a Tax Claim or any Claim for a breach or violation of any covenant or agreement hereunder or a Tax Claim) unless one Party receives from the other Party, prior to one (1) year following the Closing Date, a written notice of the Claim containing specific details of the Claim, including: (i) clear identification of the underlying factual basis of such Claim; (ii) the provisions of this Agreement alleged to have been breached; and (iii) a calculation of the amount of the Claim.

1.2

Seller shall not be liable for any Tax Claim unless Seller receives from Purchaser, prior to five (5) years following the Closing Date, a written notice of the Tax Claim containing specific details of the Tax Claim, including: (i) clear identification of the underlying factual basis of such Tax Claim; (ii) the provisions of this Agreement under which the Tax Claim is being made; and (iii) Purchaser’s calculation of the amount of the Tax Claim.

1.3

A Party shall not be liable for any Claim for a breach or violation of any covenant or agreement hereunder following Closing except for any Post-Closing Covenant Claim where one Party receives from the other Party prior to the date that is one (1) year following the alleged breach of such Post-Closing Covenant a written notice of such Post-Closing Covenant Claim containing specific details of such Claim, including: (i) clear identification of the underlying factual basis of such Claim; (ii) the provisions of this Agreement alleged to have been breached (to the extent applicable) or that otherwise apply; and (iii) a calculation of the amount of such Claim,

2.

Thresholds for Claims. Seller shall not be liable for any single Claim unless the amount that would be recoverable from Seller of that Claim, when aggregated with any other amount or amounts recoverable in respect of other Claims, exceeds US$20,000,000 (the “Basket”) and in the event that the aggregated amounts exceed the Basket, Purchaser shall be entitled to claim for the entire aggregate amount and not the excess only.

3.

Maximum limits. Other than a Tax Claim in respect of any Covered Excluded Tax, the aggregate amount of the liability of Seller for all Claims under this Agreement shall not exceed US$110,000,000. This provision shall not apply to any Tax Claim arising from any Covered Excluded Tax.

4.	Matters Disclosed.

4.1

Other than a Tax Claim in respect of any Covered Excluded Tax, Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is disclosed in the Disclosure Letter, the Unaudited Financial Information, this Agreement or any other Transaction Agreement, or is Fairly Disclosed in the Data Room or the Seller Public Filings; provided that that matters Fairly Disclosed in the Data Room and the Seller Public Filings shall not qualify any Seller Warranties to the extent related to obligations or liabilities of GPW which are unrelated to the Business.

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4.2

The Seller Warranties are made and given subject to the disclosures contained in the Seller Disclosure Letter, the Unaudited Financial Information, this Agreement or any other Transaction Agreement, the Data Room or the Seller Public Filings, and neither Seller nor any of its Affiliates, shall be, or be deemed to be, in breach of any such Seller Warranty (and no Claim (other than a Tax Claim) shall lie in respect thereof) in respect of any such matter so disclosed.

(a)

Inclusion of information in the Seller Disclosure Letter will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Seller, the Business or the Company.

(b)

Disclosure of any matter in any Section of the Seller Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other schedule of the Seller Disclosure Letter to which such matter is specifically cross referenced or to which such matter otherwise relates to the extent it is reasonably apparent that such disclosure applies to any Seller Warranty of such other Section.

(c)	The headings contained in the Seller Disclosure Letter are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

5.	Purchaser’s Knowledge. Other than a Tax Claim in respect of any Covered Excluded Tax, Seller shall not be liable for any Claim:

5.1

if the fact, matter, event or circumstance giving rise to such Claim is disclosed by or contained in this Agreement or any other Transaction Agreement or is otherwise Fairly Disclosed in the Data Room or the Seller Public Filings on or prior to the Cutoff Time;

5.2

if Purchaser, any member of the Purchaser Group or any of their respective Representatives was aware or would have been aware of such fact, matter or circumstance had Purchaser and its Representatives made all due and careful enquiries on or before the execution of this Agreement of the fact, matter or circumstance forming the basis of the Claim; or

5.3

if and to the extent any fact, matter event or circumstance would be revealed by or apparent from making a search on September 18, 2023 of the public records and filings of the Company or any member of the Target Group at the courts, relevant company registries, land registries or other public registries (or such equivalent Governmental Authority in the jurisdictions of incorporation or principal place of business of the relevant member of the Target Group).

6.

Contingent liabilities. If any Claim is based upon a liability which is contingent only, Seller shall not be liable unless and until such contingent liability gives rise to an obligation to make a payment; provided that nothing in this paragraph 6 shall prevent a party from giving written notice of such Claim at an earlier time in accordance with paragraph 1 of this Schedule 7 in order to preserve a Claim.

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7.

No liability for Claims arising from acts or omissions of Purchaser. Seller shall not be liable for any Claim if such Claim would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

7.1	after the Closing Date, by Purchaser or any member of the Purchaser Group (or its respective Representatives or successors in title or any of its Affiliates); or

7.2	before or after the Closing Date, by any member of the Seller Group or any Target Group acting at the direction or request or with the approval of Purchaser or any member of the Purchaser Group.

8.

Duty to mitigate. A Party shall procure that all reasonable steps are taken to avoid or mitigate any Loss which it may suffer as a consequence of any breach by the other Party of the terms of this Agreement or any other Transaction Agreement or any fact, matter, event or circumstance likely to give rise to a Claim. Nothing in this paragraph 8 shall limit the obligations of such Party to mitigate any Loss under applicable Legal Requirements.

9.

Recovery from third party. Where one Party or any of its Affiliates has made a payment to the other Party in relation to any Claim and the other Party or any of its Affiliates is entitled to recover (whether by insurance, payment, discount, credit, use or set off of a relief or otherwise) from a third party (including a Tax Authority) a sum which (i) indemnifies or compensates the other Party or any of its Affiliates (in whole or in part) in respect of the liability or loss which is, or (ii) is referable to, the subject of such Claim, the other Party and its Affiliates shall:

9.1	promptly notify such Party in writing of the fact and provide such information as such Party may reasonably require;

9.2	take all reasonable steps or proceedings as such Party may require to enforce such right; and

9.3	pay to such Party as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of any reasonable costs of recovery).

10.

Net financial benefit. A Party shall not be liable to satisfy any Claim to the extent of any corresponding saving actually realized or realizable by, or net quantifiable financial benefit actually realized or realizable to, the other Party, any member of (x) the Purchaser Group or the Target Group (in the case of a Claim by Purchaser) or (y) the Seller Group (in the case of a Claim by Seller), arising from the matter(s) giving rise to such Claim, including the amount (if any) by which any Tax for which (x) Purchaser, any member of the Purchaser Group or the Target Group (in the case of a Claim by Seller) or (y) Seller or any member of the Seller Group (in the case of a Claim by Seller) would otherwise have been accountable or liable to be assessed is actually reduced or extinguished within two (2) taxable years of the Closing as a result of the matter(s) giving rise to the Claim.

11.

No liability for changes in legislation, Tax rules or accounting policy. A Party shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any:

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11.1	legislation not in force at the execution of this Agreement;

11.2

change in the applicable Legal Requirements (or any change in interpretation or the application of any Legal Requirement by any Governmental Authority on the basis of case law) after the execution of this Agreement;

11.3

change in the rates of Tax in force at the execution of this Agreement or any imposition of any Tax or any withdrawal of relief or in any published practice or concession of a Tax Authority, in each case after the execution of this Agreement; or

11.4

changes in accounting or Tax policy, basis or practice of the Purchaser Group or the Target Group introduced or having effect after the execution of this Agreement (other than any Tax resulting from changes to Bulletin 7, which shall be the sole responsibility of Seller).

12.

No double recovery. Neither Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, Loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

13.

Certain Losses. Neither Party nor any of its Affiliates shall be entitled to make a Claim for any punitive or special loss, loss of profit, loss of revenue, loss of goodwill or loss of business after Closing or loss calculated on a multiple basis, whether actual or prospective, or for any special, indirect or consequential loss.

14.	Preservation of Information. The Parties shall preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

15.

Conduct of Third Party Claims. If the matter or circumstance that may give rise to a Claim against one Party is a result of or in connection with a claim by a third party (amongst Purchaser or any of its Affiliates or their respective Representatives) (a “Third Party Claim”) then:

15.1

the other Party shall consult with such Party in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of such Party before taking any action in relation to the Third Party Claim;

15.2

no admissions in relation to the Third Party Claim shall be made by or on behalf of the other Party or its Affiliates and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of such Party;

15.3

such Party shall be entitled at its own expense and in its absolute discretion, by notice in writing to the other Party, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the other Party and to conduct any related proceedings, negotiations or appeals;

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15.4	if such Party sends a notice to the other Party pursuant to paragraph 15.4 of this Schedule 7,

(a)	the other Party shall, and its shall procure that its Affiliates shall:

(i)

give, subject to it being paid all reasonable out-of-pocket costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as such Party may reasonably request, including instructing such professional or legal advisors as such Party may nominate to act on behalf of the other Party and its Affiliates concerned but in accordance with such Party’s instructions;

(ii)	let such Party assume and control the conduct of the Third Party Claim; and

(iii)

if the Third Party Claim is wholly rejected by the court or arbitrator, indemnify, defend and hold harmless such Party against all costs and expenses (including legal and professional costs and expenses) that such Party incurs as a result of such Party assuming conduct of the Third Party Claim; and

(b)	such Party shall:

(i)	consult with the other Party and take reasonable account of the views of other Party before taking any action in relation to the Third Party Claim;

(ii)

keep the other Party informed of all relevant matters relating to the Third Party Claim and shall promptly forward or procure to be forwarded to other Party copies of all correspondence and other written communications relating to the Third Party Claim except for those correspondences and documents that may be subject to any confidentiality obligations or the preservation of any rights of legal privilege; and

(iii)

not make any settlement or compromise of the Third Party Claim without the written consent of the other Party, such consent not to be unreasonably withheld conditioned or delayed; provided that if the other Party or any of its Affiliates fails to consent to a settlement or compromise, the maximum liability of such Party shall (but subject to and without prejudice to the other provisions of this Schedule 7) not exceed the full amount of the proposed settlement or compromise and the other Party and its Affiliates shall (subject to the foregoing) be liable for any damages awarded in excess of the proposed settlement or compromise and costs incurred from (and including) the date such Party notified the other Party of the settlement or compromise.

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IN WITNESS WHEREOF the Parties have entered into this Agreement on the day and year first above written.

EXECUTED by JABIL CIRCUIT (SINGAPORE) PTE.	) )
LTD.	)	/s/ Kenneth S. Wilson
SIGNED by Kenneth S. WILSON	)	Chief Executive Officer

EXECUTED by BYD ELECTRONIC (INTERNATIONAL) COMPANY LIMITED SIGNED by Nianqiang WANG	) ) ) ) )	/s/ Nianqiang Wang
	)	Chief Executive Officer